                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          THE ST. PAUL COMPANIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[LOGO]

[BACKGROUND OF COVER CONTAINS
 THE WORD "STRENGTH" WRITTEN
 IN LARGE BLOCK LETTERS FILLING
 THE PAGE LEFT TO RIGHT
 AND TOP TO BOTTOM]



                   A Strong Foundation
                          A Bright Future







1998 Notice of Annual Meeting and Proxy Statement

   [LOGO]

THE ST. PAUL COMPANIES, INC.
385 Washington Street, St. Paul, MN 55102
Telephone (612) 310-7911

                                                                  March 19, 1998
Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders of your Company. The meeting will be held on Tuesday, May 5, 1998, at 2:00 P.M. (Central Daylight Time) at the office of the Company, 385 Washington Street, St. Paul, Minnesota. On the following pages you will find the Notice of Annual Meeting and the Proxy Statement. Please read them carefully.

This year, in addition to the election of directors and the ratification of auditors, you are being asked to approve a proposal to amend the Company's Restated Articles of Incorporation to double the number of authorized common shares, as the Board of Directors intends to declare a two-for-one stock split and two incentive plan proposals. One would authorize a global stock option plan for all employees of the Company, and the other would approve the Company's Amended and Restated 1994 Stock Incentive Plan. The incentive plans are intended to help the company attract and retain able employees of all levels. All of the reasons supporting this year's meeting agenda are set forth in the Proxy Statement.

Your Board of Directors urges you to vote FOR these proposals.

It is important that your shares be represented at the meeting, regardless of the size of your holding. Therefore, we urge you to PLEASE VOTE, SIGN, DATE AND RETURN AS SOON AS POSSIBLE the enclosed proxy card in the postage-paid envelope provided. This should be done whether or not you now plan to attend the meeting. The proxy may be withdrawn if you decide later to attend the meeting and vote in person.

In addition, if you were a shareholder of the Company on February 25, 1998 you should have received a joint proxy statement/prospectus and proxy card relating to the April 7, 1998 special shareholders' meeting to be held to vote on the proposal to issue shares of Company common stock as part of the proposed merger of a subsidiary of the Company with USF&G Corporation.

It is important that you also vote and return your proxy card for that special meeting before it is held on April 7, 1998.

                                           Sincerely,

                                               [SIGNATURE]
                                           Douglas W. Leatherdale
                                           Chairman, President and
                                           Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the Shareholders of The St. Paul Companies, Inc. will be held on Tuesday, May 5, 1998, at 2:00 P.M. (Central Daylight Time) at the office of the Company, 385 Washington Street, St. Paul, MN 55102, for the following purposes:

    1.  To elect a Board of thirteen Directors (the "Director Proposal").

    2. To act on the proposal to ratify the selection of KPMG Peat Marwick LLP as the independent auditors of the Company (the "Auditor Proposal").

    3. To act on the proposal to amend Article III of the Restated Articles of Incorporation of the Company to increase the number of authorized shares of voting common stock from two hundred forty million to four hundred eighty million (the "Share Increase Proposal").

    4   To act on the proposal to approve the Company's Amended and Restated
       1994 Stock Incentive Plan (the "Incentive Plan Proposal").

    5. To act on the proposal to approve the Company's Global Stock Option Plan (the "Global Plan Proposal").

    6. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

All shareholders are invited to attend, although only those shareholders of record at the close of business on March 12, 1998, will be entitled to vote at the meeting. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the meeting. PLEASE VOTE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE STAMPED, SELF-ADDRESSED ENVELOPE ENCLOSED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                                                 [SIGNATURE]
                                       Sandra U. Wiese
                                       Corporate Secretary

March 19, 1998

                                PROXY STATEMENT
                          THE ST. PAUL COMPANIES, INC.
                   385 WASHINGTON STREET, ST. PAUL, MN 55102

This Proxy Statement is being mailed first to the shareholders of The St. Paul Companies, Inc. (the "Company") on or about March 19, 1998. The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Shareholders' Meeting (the "Annual Meeting") to be held May 5, 1998, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any proxy may be revoked at any time before it has been voted by giving written notice to the Corporate Secretary of the Company, by a duly executed and presented proxy bearing a later date, or by voting in person at the meeting.

The cost of soliciting proxies will be paid by the Company. In addition to solicitations by mail, officers and employees of the Company may solicit proxies personally or by telephone, telegraph or other means without additional compensation. Arrangements also will be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. D.
F. King & Co., Inc., New York, N.Y., has been engaged by the Company to assist in the solicitation of proxies for an anticipated fee of approximately $10,000, plus out-of-pocket costs and expenses.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been established as the close of business on March 12, 1998. At that time there were 00,000,000 shares of common stock and 00,000,000 shares of Series B convertible preferred stock outstanding which are entitled to vote at the meeting. The holders of common stock and Series B convertible preferred stock vote as one class. Each share of common stock is entitled to one vote, and each share of Series B convertible preferred stock is entitled to four votes.

Under Minnesota law and the Company's bylaws, the presence in person or by proxy of a majority of the aggregate voting power of the shares of common stock and Series B convertible preferred stock entitled to vote constitutes the quorum necessary for shareholders to take action at the Annual Meeting. Shares represented in person or by proxy at the Annual Meeting will be counted for quorum purposes regardless of whether the shareholder or proxy fails to vote on a particular proposal (an "abstention") or whether a broker with discretionary authority fails to exercise such authority with respect to a particular proposal (a "broker nonvote"). For purposes of determining whether a proposal has been approved, an abstention or nonvote (including a broker nonvote) with regard to a particular proposal will not be counted as a vote in favor of such proposal and, as a result, will have the effect of a vote against such proposal.

A majority of the votes present at the Annual Meeting must be voted for the election of directors and in favor of the Auditor Proposal, the Global Plan Proposal and the Incentive Plan Proposal and a majority of the voting power of all shares entitled to vote at the Annual Meeting is required to approve the Share Increase Proposal.

                             ELECTION OF DIRECTORS

Pursuant to the provisions of the Company's bylaws, the Board of Directors has set the number of directors at 13, effective May 5, 1998. The 13 directors to be elected at the Annual Meeting will hold office until the 1999 annual shareholders' meeting and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy card (the "proxy holders") intend to vote the proxies held by them for the election of the 13 nominees named below in the "Nominees for Directors" table. The proxies cannot be voted for more than 13 candidates for director. However, if any of the 13 nominees shall not be a candidate for election at the time of the meeting (a contingency which the Board of Directors does not expect to occur), such proxies may be voted in accordance with the best judgment of the proxy holders.

With the exception of Mr. Hodgson, all of the nominees are presently directors of the Company and were elected at the 1997 annual shareholders' meeting. Mr. Hodgson was elected by the Board on August 11, 1997, and is being nominated for election by shareholders for the first time at the May 5, 1998 meeting.

NOMINEES FOR DIRECTORS

                                                  PRESENT PRINCIPAL          DIRECTOR      OTHER PUBLIC CORPORATION
             NAME                  AGE              OCCUPATION(A)             SINCE              DIRECTORSHIPS
------------------------------     ---     -------------------------------  ----------  -------------------------------
Michael R. Bonsignore(b)           56      Chairman and Chief Executive         8-6-91  Honeywell Inc.;
                                           Officer, Honeywell Inc.                      Cargill, Incorporated (private
                                           (manufacturer of automation and              corporation)
                                           control systems)

John H. Dasburg                    55      President and Chief Executive        2-2-94  Northwest Airlines, Inc.; Owens
                                           Officer, Northwest Airlines,                 Corning Fiberglass Corporation
                                           Inc.

W. John Driscoll                   69      Former Chairman and Chief           9-21-70  Comshare, Incorporated;
                                           Executive Officer, Rock Island               Northern States Power Company;
                                           Company (private investment                  Weyerhaeuser Company; The John
                                           company)                                     Nuveen Company; Taylor
                                                                                        Investment Corporation

                                                  PRESENT PRINCIPAL          DIRECTOR      OTHER PUBLIC CORPORATION
             NAME                  AGE              OCCUPATION(A)             SINCE              DIRECTORSHIPS
------------------------------     ---     -------------------------------  ----------  -------------------------------
Pierson M. Grieve                  70      Chairman, Metropolitan Airports     11-5-85  Danka Business Systems PLC;
                                           Commission, State of Minnesota;              Norwest Corporation; U S WEST
                                           and Retired Chairman and Chief               Inc.; Minnegasco (a division of
                                           Executive Officer, Ecolab Inc.               Houston Industries)
                                           (developer/ marketer of
                                           cleaning and sanitizing
                                           products, systems and services)

Thomas R. Hodgson                  56      President and Chief Operating        5-6-97  Abbott Laboratories; Case
                                           Officer, Abbott Laboratories                 Corporation
                                           (global diversified health care
                                           company)

David G. John                      59      Chairman, The BOC Group PLC          9-4-96  The BOC Group PLC; British
                                           (industrial gases and related                Biotech PLC
                                           products)

William H. Kling(b)                55      President, Minnesota Public         11-7-89  Irwin Financial Corporation;
                                           Radio; and President,                        Wenger Corporation (private
                                           Greenspring Company                          corporation)
                                           (diversified media and catalog
                                           marketing)

Douglas W. Leatherdale             61      Chairman, President and Chief        5-5-81  United HealthCare Corporation;
                                           Executive Officer, The St. Paul              Northern States Power Company;
                                           Companies, Inc.                              The John Nuveen Company

Bruce K. MacLaury(c)               66      President Emeritus, The              8-4-87  American Express Bank, Ltd.;
                                           Brookings Institution (public                National Steel Corporation
                                           policy research and education)

Glen D. Nelson, M.D.               60      Vice Chairman, Medtronic, Inc.       5-5-92  Medtronic, Inc.; ReliaStar
                                           (manufacturer of biomedical                  Financial Corp.; Carlson
                                           devices)                                     Holdings, Inc. (private
                                                                                        corporation)

Anita M. Pampusch, Ph.D.           59      President, The Bush Foundation       5-7-85  None

                                                  PRESENT PRINCIPAL          DIRECTOR      OTHER PUBLIC CORPORATION
             NAME                  AGE              OCCUPATION(A)             SINCE              DIRECTORSHIPS
------------------------------     ---     -------------------------------  ----------  -------------------------------
Gordon M. Sprenger                 60      Executive Officer, Allina            5-2-95  Medtronic, Inc.
                                           Health System (not-for-profit
                                           integrated health care system)

Patrick A. Thiele                  47      Executive Vice President, The        5-4-93  The John Nuveen Company; Wenger
                                           St. Paul Companies, Inc. and                 Corporation (private
                                           Chief Executive Officer and                  corporation)
                                           President, Worldwide Insurance
                                           Operations

------------------------

(a) Principal employment of nominees in the past five years. Mr. Bonsignore served in a number of executive offices at Honeywell Inc. prior to assuming his current responsibilities in April of 1993. In addition to their present responsibilities, Messrs. Leatherdale and Thiele have served in a number of executive offices of the Company and as officer and director of various subsidiaries of the Company for many years. Prior to his retirement in the summer of 1995, Mr. MacLaury served as the President of The Brookings Institution. Mr. Grieve served as the Chairman, President and Chief Executive Officer of Ecolab, Inc. until August 21, 1992, when he became Chairman and Chief Executive Officer. On March 1, 1995, Mr. Grieve turned over his responsibilities as President to his successor but remained Chairman and director until his retirement as Chairman on December 31, 1995. Prior to his present position, Mr. Sprenger served as Executive Officer of HealthSpan, Inc. from 1993-1994 and as CEO of LifeSpan from 1986-1993. Mr. John served in a number of executive offices at Inchcape PLC before joining The BOC Group PLC as a non-executive Director in July, 1993. Mr. John assumed his current position of President in January, 1996. Prior to assuming her current duties as President of The Bush Foundation in July of 1997, Ms. Pampusch was the President of the College of St. Catherine for thirteen years. All other nominees have been employed during the past five years as they presently are employed.

(b) Mr. Bonsignore and Mr. Kling are directors of the New Perspective Fund, Inc. and EuroPacific Growth Fund. Mr. Kling is also a trustee of the New Economy Fund and a director of the SMALLCAP World Fund. The Capital Research and Management Company, a subsidiary of The Capital Group Companies, Inc. provides investment advisory services to these mutual funds.

(c) Mr. MacLaury is a director or trustee of each of the mutual funds which are provided investment advisory services by The Vanguard Group, Inc., with the exception of Vanguard's tax-exempt mutual funds.

THE BOARD OF DIRECTORS RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS COMPENSATION

The value of the director compensation program and the importance and appropriateness of each of its components is reviewed annually by the board governance committee, which considers the results of independent surveys and proxy statements of peer companies and regional corporations of comparable size. The objectives of the program are to establish and maintain a program designed to more closely align the interests of directors with shareholders and to attract and retain highly qualified directors with total pay opportunity ranking in the second quartile of comparable companies. The board governance committee reports to the full Board of Directors, which approves the program each year.

The Board of Directors has established a target for ownership of the Company's common stock at a value of five times the directors' annual retainer (currently $20,500 per year). Current directors not yet exceeding that target will make every reasonable effort to reach the target by the year 2000, and each new director will be asked to meet or exceed that target within five years of election to the Board. The Board also adopted a policy that the Company not hire a director or a director's firm to provide professional or financial services, except in exceptional circumstances with the consent of the board governance committee.

Under the Company's current director compensation and insurance program, outside directors are entitled to compensation comprised of a $20,500 annual retainer, $1,000 meeting fee, stock options on 1,500 shares of Company common stock and participation in the Directors' Retirement Plan and the Directors' Charitable Award Program. Also, outside directors who chair a committee receive an annual fee of $4,000. In addition, the Company pays the premium to provide those directors with $100,000 of group term life insurance, $200,000 of coverage under a travel-accident insurance policy and coverage under directors and officers liability insurance and fiduciary liability insurance. The components of the compensation program are described in the following paragraphs.

ANNUAL RETAINER, MEETING FEES AND COMMITTEE CHAIR FEES. Directors may elect to have their $20,500 annual retainer and/or their meeting fees and any committee chair fees paid in cash or deferred through the Directors' Deferred Compensation Plan and "invested" in a phantom common stock fund and/or nine other phantom mutual funds. Alternatively, they may direct their annual retainer into the Non-Employee Director Stock Retainer Plan. Although no shares of the Company's common stock are purchased for or held in the phantom common stock fund, any director who elects to have any of his or her fees directed into that fund will be deemed to have purchased shares on the date the fees would otherwise have been paid in cash. The value of that fund rises or falls as the price of Company common stock fluctuates in the market. Also, dividends on those phantom shares are "reinvested" in additional phantom shares. Cash distributions are made from the phantom common stock fund on predesignated dates, usually following termination of service as a director, at the market price of the common stock on the date of distribution. Currently, seven outside directors have deferred at least a portion of their fees into the Directors' Deferred Compensation Plan, and six of those directors have their entire plan interest "invested" in the phantom common stock fund.

Currently, a majority of outside directors nominated for re-election direct their entire annual retainer into the Non-Employee Director Stock Retainer Plan. Under that plan, outside directors may elect to receive all or a portion of their annual retainer (currently $20,500) in the form of common shares of the Company that are subject to certain service-related restrictions as described below. Such an election will entitle a director to be issued a number of shares of restricted stock equal in value to 110 percent of the portion of the annual retainer that was elected for participation in the plan. For valuation purposes, the amount used to determine the number of restricted shares allocated to a participating director is the average of the stock's closing price on the last business day of each quarter of the calendar year. Immediately upon issuance of the restricted shares, the recipient is entitled to receive all dividends paid on the shares and to vote the shares. If, within five years from the date restricted stock is issued to an eligible director under the plan, a director's service on the Board is terminated for any reason other than death, disability or retirement, such restricted stock will be forfeited. When a director's service on the Board is terminated because of death, disability or retirement, any restrictions on stock received under the plan lapse.

STOCK OPTIONS. Under the Company's 1994 Stock Incentive Plan as amended, annual non-qualified stock option grants covering 1,500 common shares are made at the first Board meeting of each November to each outside director. Such options are granted at the market price of the Company's stock on the date of grant. The option price is to be paid, upon exercise, in cash. Under that plan, options terminate at the earliest of 10 years after the date of grant, three years after retirement, immediately if directorship is terminated for cause, one month after any voluntary termination of service as a director other than by retirement (but the option in this case may be exercised only to the extent it was exercisable on the date of such termination), or any earlier time set by the committee at the time of option grant. Special provisions apply in the case of death of an optionee or in the case of a Change of Control, as defined below. If an option were not fully exercisable at the time of occurrence of a Change of Control, all portions of the option immediately would become exercisable in full.

"Change of Control" is defined in the 1994 Stock Incentive Plan to mean a change of control of the Company of a nature that would be required to be reported to the Securities and Exchange Commission on Form 8-K pursuant to the Securities Exchange Act of 1934 ("Exchange Act"), with such Change of Control to be deemed to have occurred when (a) any person, as defined in the Exchange Act, other than the Company or a Company subsidiary or one of their employee benefit plans is or becomes the beneficial owner of 50 percent or more of the Company's common stock or (b) members of the Board of Directors on May 3, 1994 (the "Incumbent Board"), cease to constitute a majority thereof (provided that persons subsequently becoming directors with the approval of directors comprising at least three-quarters of the Incumbent Board shall be considered as members of the Incumbent Board).

DIRECTOR TENURE AND RETIREMENT PROGRAMS. A Board policy provides that each director with 15 or more years of service shall tender his or her resignation to the chair of the board governance committee by November 20 of each year indicating his or her intent not to stand for re-election at the subsequent annual meeting of the shareholders. If, however, upon review, the board governance committee determines that there is a continuing need on the Board of Directors for the type of qualifications the resigning director provides, then such director may be asked to become a candidate for re-election. Additionally, upon a substantial change in principal employment, a director should tender his or her resignation. As part of this policy, the Company provides the Directors' Retirement Plan under which the Company will pay a retirement benefit to outside directors who have served for two or more years when their directorships terminate.

The annual amount of that benefit will be equal to the director's annual retainer (currently $20,500) when he or she ceases to be a director, plus a value assigned to the November option grant (currently approximately $30,000). Directors may elect to have the benefit paid quarterly for a period of years following termination of active service that equals the length of time he or she served as an outside director, up to a maximum of 15 years. Alternatively, directors may elect to receive the discounted present value of those future payments in one lump sum payment. If a retired director dies while receiving periodic payments, the discounted present value of any remaining payments to which he or she may be entitled will be paid to his or her estate, or upon his or her election, to a surviving spouse.

DIRECTORS' CHARITABLE AWARD PROGRAM. As part of the Company's policy of providing support for charitable institutions and in order to retain and attract qualified directors, the Board of Directors established the Directors' Charitable Award Program, which is funded by life insurance on the lives of the members of the Board of Directors. The Company intends to make charitable contributions of $1 million per director, paid out over a period of 10 years following the death of the director. Each director is able to recommend up to four charities to receive contributions from the Company. Directors become vested in this program in $200,000 annual increments starting with their third anniversary of election as a director. Directors are fully vested upon the earliest of the seventh anniversary of their election as a director, death, disability, or retirement at age 70. Current directors have been given vesting credit for all of the years they have served as directors. Beneficiary organizations designated under this program must be tax-exempt, and donations ultimately paid by the Company should be deductible against federal and other income taxes payable by the Company in accordance with the tax laws applicable at the time. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the Company. Because of such deductions and the use of insurance, the long-term cost to the Company is expected to be minimal.

GRANTOR TRUST. The Company has transferred funds to a grantor trust created for the purpose of implementing benefits under various non-qualified plans of deferred compensation, including the Directors' Deferred Compensation Plan and the Directors' Retirement Plan (the "Implemented Plans"). Following a Change of Control (generally defined the same as in the 1994 Stock Incentive Plan described above), no portion of the trust assets may be returned to the Company or any subsidiary unless the trustee determines that that portion of the assets and future earnings on it never will be required to pay benefits and if a majority of the then participants of the Implemented Plan consent to the return of the assets. Unlike assets held in the trusts created to implement benefits under the Company's tax-qualified plans, assets held in the grantor trust remain subject to the claims of the Company's creditors. If the Company becomes insolvent, the trustee will be required to cease payment of benefits under all Implemented Plans and dispose of trust assets pursuant to the direction of a court of competent jurisdiction.

BOARD COMMITTEES

There are five standing committees of the Board of Directors: the executive committee, the audit committee, the finance committee, the board governance committee and the personnel and compensation committee. Current members of the individual committees are named below, with the chairman of each committee named first:

EXECUTIVE               AUDIT                  FINANCE
-----------------       ----------------       -----------------
D. W. Leatherdale       W. H. Kling            W. J. Driscoll
M. R. Bonsignore        J. H. Dasburg          J. H. Dasburg
W. J. Driscoll          W. J. Driscoll         T.R. Hodgson
P. M. Grieve            T.R. Hodgson           D. G. John
R. James                B. K. MacLaury         W. H. Kling
W. H. Kling             A. M. Pampusch         D. W. Leatherdale
G. D. Nelson            G. M. Sprenger         G. D. Nelson
P. A. Thiele                                   A. M. Pampusch
                                               P. A. Thiele

BOARD OF                PERSONNEL AND
GOVERNANCE              COMPENSATION
-----------------       ----------------
P. M. Grieve            M. R. Bonsignore
M. R. Bonsignore        J. H. Dasburg
R. James                P. M. Grieve
D. W. Leatherdale       D. G. John
B. K. MacLaury          G. D. Nelson
G. M. Sprenger          G. M. Sprenger

Each committee reviews its charter annually. The current charters are set forth below:

                                AUDIT COMMITTEE

The stated purpose in the audit committee's charter is that the committee shall assist the Board of Directors in discharging its oversight responsibilities relating to financial reporting, internal controls, internal auditing, external auditing and legal/regulatory compliance.

The charter further provides that the functions of the audit committee, on behalf of the Board of Directors, shall be to:

    - Review and approve the financial section of the annual report to shareholders, the proxy statement, and the annual report (Form 10-K) filed with the Securities and Exchange Commission, and review the quarterly reporting process.

    - Oversee the Company's system of internal controls through periodic discussions with the internal auditors, external auditors, head of information systems, chair(s) of the integrated control committee(s) and others to ensure that appropriate controls are in place and functioning properly.

    - Oversee the Company's system of legal/ regulatory compliance and controls through periodic discussions with the chief legal counsel, the chair(s) of the integrated control committee(s) and others to ensure that appropriate controls are in place and functioning properly.

    - Confirm the independence of the
      Company's external auditors and recommend annually to the Board of Directors, subject to shareholders' approval, the selection of the Company's external auditors.

    - Determine the external auditors'
      qualifications including the firm's membership in the Securities and

      Exchange Commission practice section of the American Institute of Certified Public Accountants and compliance with that organization's requirements for peer review and independence.

    - Review the qualifications and training of the internal audit staff.

    - Periodically review the risk assessment processes used by the internal auditors and the external auditors to ensure, among other things, compliance with the guidelines of the Institute of Internal Auditors and generally accepted auditing standards as promulgated by the American Institute of Certified Public Accountants, and annually review the combined audit plans of the external auditors and internal auditors.

    - Meet with the external auditors in general and executive session at each committee meeting to review, among other matters, their evaluation of the financial reporting and internal controls of the Company, and any changes required in the originally planned audit program.

    - Meet with the internal auditors in general and executive session at each committee meeting to review, among other matters, the audit results, reports on irregularities and control failures, and the actions taken by management in response to recommendations for improvements in internal controls made by internal and external auditors.

    - Ensure that a satisfactory process for the periodic review of Board committee charters and assignments is in place and functioning properly.

    - Monitor the Company's policies and
      procedures for the annual review of expenses and perquisites of selected members of executive management.

    - Oversee the monitoring of the Company's code of conduct.

    - Annually review the Corporate Audit
      charter.

    - Perform any special reviews,
      investigations or oversight responsibilities requested by the Board of Directors or the Chairman.

                              EXECUTIVE COMMITTEE

The executive committee's charter provides that the committee is charged with the broad responsibility of having and exercising the authority of the Board of Directors in the management of the business of the Company in the interval between meetings of the Board.

                               FINANCE COMMITTEE

The stated purpose of the finance committee is to assist the Board of Directors in exercising its oversight of the financial activities and condition of the Company through periodic reviews of financial policy, investment policy, capital structure and capital expenditures in view of strategic current and long range plans and forecasts and through a review of such other fiscal matters as may be appropriate. The functions of the finance committee are to:

    - Review and recommend to the Board of
      Directors corporate financial policies relating to debt limits, dividend policy and capital structure (including such matters as the sale, repurchase or split of the Company's equity securities) in light of strategic plans and forecasts.

    - Annually review and recommend to the Board of Directors the investment policy for this Company and designated subsidiaries and monitor the investment performance thereof.

    - Review the financial strategies of the Company with respect to taxes, loss reserves and other appropriate matters.

    - Annually review and recommend to the Board of Directors the Capital Plan and Capital Expenditures Plan.

    - Monitor the Company's management of financial and investment risks and exposures, including, but not limited to, its management of insurable risks.

                      PERSONNEL AND COMPENSATION COMMITTEE

The personnel and compensation committee assists the Board of Directors in carrying out its responsibilities with respect to (a) chief executive officer
(CEO) compensation and performance, (b) key executive compensation, (c) executive compensation programs, (d) employee benefit programs, (e) personnel policies, and (f) CEO succession and organizational planning. The functions of the personnel and compensation committee are to:

    - Establish and oversee the Company's executive compensation philosophy.

    - Determine all aspects of compensation for the CEO.

    - Review the CEO's performance on a systematic and periodic basis.

    - Review the CEO's recommendations for and approve all aspects of compensation for the remaining key executive group.

    - Approve the design of all incentive plans applying to the Company's CEO and other key executives of the Company and its principal subsidiaries.

    - Approve the performance standards, any performance adjustments and award payouts for all incentive plans applying to the Company's CEO and other key executives of this Company and its principal subsidiaries.

    - Administer all stock-based compensation plans and approve stock option, restricted stock, performance share, and similar stock-based grants.

    - Review succession plans for the CEO and other key executives in preparation for review by the Board of Directors.

    - Review major organizational changes with the CEO.

    - Oversee the administration of the Company's major compensation and benefit plans and review material changes to those plans.

    - Periodically review stock ownership levels for the CEO and other key executives.

    - Review and approve material changes in personnel policies.

                           BOARD GOVERNANCE COMMITTEE

The board governance committee advises to the Board of Directors with respect to its organization, membership and function; committee structure, director compensation and corporate governance. The functions of the board governance committee are to:

    - Identify and recommend to the Board qualified persons for election and re-election as directors.

    - Periodically review the criteria for Board membership and the Board's composition and make appropriate recommendations for changes.

    - Review and make recommendations to the Board regarding the composition of Board committees.

    - Annually review the performance and functioning of the Board and the fulfillment of its responsibilities.

    - Annually review the director compensation program and recommend changes to the Board when appropriate.

    - Periodically review the director retirement and tenure policies and recommend appropriate changes to the Board.

    - Review corporate governance issues and any shareholder proposals and make recommendations to the Board.

In addition, the chairman of the board governance committee chairs all executive sessions of the Board of Directors and serves as the focal point for discussions among outside directors.

In determining which persons may be qualified as candidates for election to the Board of Directors, the board governance committee weighs the experience of each possible candidate, the present need on the Board of Directors for that type of experience and the willingness and availability of such person(s) to serve. It is the policy of the board governance committee to consider any qualified person as a possible candidate for Board of Directors membership, regardless of whether such person was recommended by a committee member or by some other source, provided that such person was nominated in accordance with the procedures set forth in the Company's bylaws. The Company's bylaws provide that nominations, other than those made by or at the direction of the Board, shall be made by timely notice in writing to the corporate secretary. To be timely, a shareholder's notice shall be delivered or mailed to and received at the principal executive office of the Company not less than 60 days prior to the date of the meeting. However, in the event less than 70 days' notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received not later than the close of business of the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth (i) as to each person whom such shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (ii) as to the shareholder giving the notice (a) the name and address, as they appear on the Company's share register, of such shareholder and (b) the class and number of shares of the Company's capital stock that are beneficially owned by such shareholder. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the corporate secretary that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. Notices to the corporate secretary should be sent to Sandra U. Wiese, Corporate Secretary, The St. Paul Companies, Inc., 385 Washington Street, St. Paul, MN 55102.

The January 19, 1998 Agreement and Plan of Merger among USF&G Corporation ("USF&G"), The St. Paul Companies, Inc. and SP Merger Corporation ("Merger Agreement") provides that if all approvals have been obtained, the Company will, promptly after the Articles of

Merger are filed and accepted ("Effective Time"), cause Mr. Norman Blake, Chairman of the Board, President and Chief Executive Officer of USF&G, and two additional directors of USF&G selected by the board governance committee to be appointed to the Company's Board. In addition, the Merger Agreement provides that, subject to its fiduciary duties under applicable law, this Company's Board will nominate two, or if the Effective Time does not occur prior to August 15, 1998, three, of such directors for election to the Company's Board at its first annual meeting with a proxy mailing date after the Effective Time.

In its action appointing members of the foregoing committees, the Board of Directors has designated each director who is not a member of a particular committee as an alternate who may at any time, at the request of the chairman, serve as a member of the committee.

BOARD AND COMMITTEE MEETINGS

During 1997, the Board of Directors met on 5 occasions. The audit committee, finance committee, personnel and compensation committee and board governance committee each met 4 times. The executive committee met twice.

ATTENDANCE AT MEETINGS

Attendance at 1997 Board and committee meetings combined averaged 95 percent. Each director attended 77 percent or more of the combined total meetings of the Board and committees of the Board on which the director served at any time during the year.

                                AUDITOR PROPOSAL

The independent certified public accounting firm of KPMG Peat Marwick LLP has been selected by the Board of Directors upon recommendation of its audit committee to act as the independent auditors for the Company and its subsidiaries for the current fiscal year. At the Annual Meeting, the shareholders will be asked to ratify the Board of Directors' selection. The shares represented by the accompanying proxy will be voted for the ratification of the selection of KPMG Peat Marwick LLP unless otherwise specified by the shareholder. KPMG Peat Marwick LLP, which has served as independent auditors of the Company and its subsidiaries since 1968, is expected to have a representative present at the Annual Meeting. The representative will have an opportunity to make a statement at the meeting and will also be available to respond to appropriate questions of the shareholders.

                            SHARE INCREASE PROPOSAL

In order to afford appropriate flexibility with respect to the future capitalization of the Company and in order to provide sufficient shares to enable the Board of Directors to consider the declaration of stock splits or other distributions, including the two-for-one stock split referred to below, the Board of Directors has proposed an amendment to the Restated Articles of Incorporation (the "Restated Articles") of the Company to increase the number of shares of voting common stock the Company is authorized to issue from two hundred forty million shares to four hundred eighty million shares. Currently, approximately 00,000,000 million shares are unissued and unreserved.

The Company's Restated Articles also allow the issuance of five million undesignated shares, and no change in this number is proposed. Of those five million, the board designated 50,000 shares as Series A Junior Participating Preferred Stock in connection with the establishment of the Shareholder Protection Rights Plan, 1,450,000 shares as Series B Convertible Preferred Stock in connection with the formation of our Preferred Stock Ownership Plan and 41,400 shares as Series C Cumulative Convertible Preferred Stock in connection with St. Paul Capital L.L.C's issuance of Company-obligated mandatorily redeemable preferred securities.

Although the Board of Directors has made no decision to issue any of the additional shares for which authorization is sought, it has announced its intention to approve, at its May 5, 1998 meeting, management's recommendation that a two-for-one stock split (issuing one additional voting common share for each outstanding voting common share) be declared if the shareholders approve the increase in authorized voting common stock. The Board of Directors believes it is in the best interest of the Company to have the shareholders authorize the increase at this time in order to have sufficient shares available, not only for the possible stock split, but also for issuance of voting common shares for other purposes at the discretion of the Board without the necessity of seeking further shareholder approval. The additional shares would be available for issuance without further shareholder action unless required by the Restated Articles, applicable law or the rules of any stock exchange upon which the Company's securities may be listed. The New York Stock Exchange, on which the Company's common stock is presently listed, currently requires shareholder approval as a prerequisite to listing shares in several instances, including certain acquisition transactions. The additional shares would be available for acquisitions, for sale to the public to raise capital and for other corporate purposes.

Additionally, though the Board of Directors has no present plans to declare dividends consisting of rights, warrants, or similar securities, an increase in the number of authorized shares of voting common stock could make it easier for them to do so. Accordingly, one of the effects of the proposal may be to deter or render more difficult attempts to acquire control of the Company. Such dividends could now be issued by the Company with respect to its undesignated shares.

While the Board of Directors has expressed its intention to vote a stock split at its May 5, 1998 meeting if the shareholders approve this increase in the authorized common stock, it is possible that circumstances not now known or anticipated could cause them to refrain from doing so.

The holders of voting common stock do not have preemptive rights.

The following resolution will be offered at the meeting to effect the amendment of Article III of the Restated Articles:

    RESOLVED, that the first sentence of the first paragraph of Article III of the Restated Articles of Incorporation be, and it hereby is, amended to read as follows (new language is shown in bold type and deleted language is shown in brackets): The aggregate number of shares that the corporation has authority to issue is [two hundred forty-five] FOUR HUNDRED EIGHTY-FIVE million shares which shall consist of five million undesignated shares and [two hundred forty] FOUR HUNDRED EIGHTY million shares of voting common stock.

The affirmative vote of a majority of the votes represented by all voting shares entitled to vote at the Annual Meeting is required to approve the Share Increase Proposal.

THE BOARD OF DIRECTORS RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" THIS SHARE INCREASE PROPOSAL.

                            INCENTIVE PLAN PROPOSAL

Shareholders are asked to consider and vote upon a proposal to approve the Company's Amended and Restated 1994 Stock Incentive Plan ("Amended Incentive Plan"). At the 1994 annual meeting, the Company's shareholders approved the original 1994 Stock Incentive Plan ("Original Plan"). The Original Plan authorized up to 4,000,000 shares of Company common stock for grants of non-qualified and incentive stock options, stock appreciation rights, and restricted stock awards, with the number of authorized shares reflecting the two-for-one stock split in 1994. As of February 28, 1998 approximately 521,142 shares of Company common stock remained available for grants under the Original Plan. The Board, upon recommendation of the personnel and compensation committee, adopted the Amended Incentive Plan, subject to shareholder approval. The changes made in the Amended Incentive Plan are as follows: (i) the number of authorized shares for future awards is increased by 1,800,000 (3,600,000 additional shares if the currently contemplated two-for-one stock split takes place); and (ii) the provision related to automatic grants to nonemployee directors may now be amended by the Board of Directors more often than once every six months.

REASONS FOR THE INCENTIVE PLAN PROPOSAL

Because of the limited number of shares of Company common stock remaining under the Original Plan, the Board believes it is appropriate and necessary at this time to authorize additional shares for future awards. Authorization of these additional shares will allow grants to both mid-level and senior management employees in furtherance of the Company's goal of continuing to attract, retain and reward key employees and continuing to achieve significant gains in stockholder value.

SUMMARY OF THE AMENDED INCENTIVE PLAN

The material features of the Amended Incentive Plan are set forth below. Copies of the Amended Incentive Plan and the Original Plan will be furnished to any shareholder upon written or telephonic request made to the Corporate Secretary, Sandra U. Wiese, The St. Paul Companies, Inc., 385 Washington Street, St. Paul, MN 55102, telephone (612) 310-7911, fax (612) 310-8204.

ADMINISTRATION. The Amended Incentive Plan is administered by the Personnel and compensation Committee of the Board ("Committee"). The Committee, among other things, selects participants, determines the nature, extent, timing, exercise price, vesting and duration of awards and prescribes all other terms and conditions of awards that are consistent with the Amended Incentive Plan.

NUMBER OF AUTHORIZED SHARES. The Incentive Plan Proposal would authorize the use of 1,800,000 additional shares of Company common stock, bringing the total of authorized shares up to 5,800,000 shares of Company common stock (11,600,000 if the currently contemplated two-for-one stock split takes place). No more than 20% of the shares subject to the Amended Incentive Plan may be granted as restricted stock. Shares of common stock subject to awards of stock options, rights or restricted stock which expire unexercised, or are forfeited, terminated or canceled, in whole or in part, will automatically again become available for grant under the Amended Incentive Plan under most circumstances. In the event of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination, or other change in the corporate structure or shares of the Company, appropriate adjustments will be made to the number and kind of shares reserved under the Amended Incentive Plan and under outstanding awards, and to the exercise price of outstanding options.

ELIGIBILITY. Key employees of the Company and its subsidiaries are eligible to participate in the Plan. In May, 1997, awards were made to 133 employees and February 1998 awards were made to 24 additional executives. It is anticipated that a similar number of participants will receive awards in May of 1998. No participant may be granted options with respect to more than 800,000 shares (1,600,000 if the proposed stock split is approved) of common stock during the term of the Plan.

OPTIONS. Stock options issued under the Amended Incentive Plan must be granted with an exercise price equal to at least the fair market value of Company common stock on the date of grant. Stock options issued under the Amended Incentive Plan become exercisable at such times as may be determined by the Committee, provided that options may not become exercisable prior to one year from their date of grant, in the absence of the optionee's death or a Change of Control of the Company (as defined below), and may not be exercisable after ten years from their date of grant. Stock options issued under the Amended Incentive Plan may be granted as incentive stock options, within the meaning of Internal Revenue Code Section 422, or as nonstatutory stock options. The exercise price of options must be paid in cash or by transfer of shares of Company common stock (either previously owned by the participant or to be acquired upon exercise of the stock option).

The Original Plan provided for automatic grants to non-employee directors of stock options to purchase 1,000 shares of St. Paul Common Stock each year on the date of the first meeting in November of each such year ("November Board Meeting"). Effective for the 1997 November Board Meeting the option awards were increased to 1,500. All such stock options will be granted at the market price of the Company's common stock on the date of grant and, generally, will include the same provisions as stock options granted to other participants under the Amended Incentive Plan, provided that the Committee will not have discretion to amend or modify the terms of any outstanding awards. Non-employee directors are not eligible for awards of rights or restricted stock under the Amended Incentive Plan.

Stock options granted under the Amended Incentive Plan are not transferable except by will or the laws of descent and distribution. All stock options may be exercised during the holder's lifetime only by the holder or the holder's guardian or legal representative.

RIGHTS. A right permits a participant to receive an amount equal to the excess of the fair market value of a share of Company common stock on the date of exercise over the fair market value of a share of Company common stock on the date of grant. The Committee may grant rights in tandem with a stock option (whether at the time a stock option is issued or with respect to a stock option previously granted without a related right) or it may grant rights that are independent of and unrelated to any stock option granted under the Amended Incentive Plan. A tandem right may only be exercised if the related stock option is exercisable and terminates when the related stock option terminates. Shares of Company common stock subject to any portion of a grant as to which rights are exercised will not be available for future stock options or rights. The personnel and compensation committee also determines whether payment with respect to a right will be paid in cash or shares of Company common stock or a combination of cash and shares of Company common stock. No participant may be granted rights with respect to more that 800,000 shares (1,600,000 shares if the proposed Company stock split is effected) during the term of the Amended Incentive Plan.

RESTRICTED STOCK. A restricted stock award is an award of Company common stock that vests at such time (at least one year after the date of award) and in such installments , as may be determined by the Committee and , until it vests, is subject to restrictions on transferability and to the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain in the continuous employ of the Company or a subsidiary for a certain period or that the participant or the Company (or any subsidiary or division of the Company) satisfies certain performance goals or criteria. No more than twenty percent of all shares subject to the Plan may be granted as restricted stock. No participant may be granted more than 100,000 shares (200,000 if the contemplated stock split is approved) of restricted stock during the term of the Amended Incentive Plan.

AMENDMENT AND TERMINATION. The Board may amend the Amended Incentive Plan in any respect without shareholder approval, unless shareholder approval is then required in order for the Amended Incentive Plan to continue to comply with Rule 16b-3 of the Exchange Act. In addition, no amendment may adversely affect any outstanding award to any Plan participant without that participant's consent. The Amended Incentive Plan will terminate on May 3, 2004, and may be terminated before that date by action of the Board. No right or interest in any award under the Amended Incentive Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to debts or liabilities of any person.

CHANGE IN CONTROL. If a stock option or right is not fully exercisable or restricted stock is not fully vested at the time of occurrence of a Change of Control, as defined, all portions of the stock option or right become immediately exercisable in full and all restricted stock awards become fully vested.

"Change of Control" is defined to mean a change of control of the Company of the nature that would be required to be reported to the Securities and Exchange Commission on Form 8-K pursuant to the Exchange Act, with such Change of Control to be deemed to have occurred when (a) any person, as defined in the Exchange Act, other than the Company or a Company subsidiary, or one of their employee benefit plans is or becomes the beneficial owner of 50% or more of the Company's common stock or (b) members of the Board of Directors on May 3, 1994 (the "Incumbent Board") cease to constitute a majority thereof (provided that persons subsequently becoming directors with the approval of directors comprising at least three-quarters of the Incumbent Board shall be considered as members of the Incumbent Board).

TERMINATION OF EMPLOYMENT. Each stock option and right terminates at the earliest of ten years after the date of grant, three years after retirement, immediately if employment is terminated for cause, one month after any voluntary termination of employment other than retirement (but the stock option in this case may only be exercised to the extent it was exercisable on the date of termination of employment), or any earlier time set by the Committee at the time of stock option or right grant. Special provisions apply in the case of death of an optionee. Restricted stock awards that have not vested at the time of termination of employment will be forfeited.

FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTIONS, RIGHTS AND RESTRICTED STOCK. A participant generally will not incur any U.S. Federal income tax liability as a result of the grant of an incentive stock option, nonstatutory stock option, right or restricted stock.

A participant generally will not recognize any income for Federal income tax purposes upon exercise of an incentive stock option, although certain participants may be subject to the Federal alternative minimum tax upon exercise of an incentive stock option. A participant will recognize income (or loss) upon the subsequent sale of shares of Company common stock acquired upon exercise of an incentive stock option. If the participant sells the shares before the later of one year after exercise or two years after the grant of the incentive stock option (a disqualifying disposition), the participant will recognize ordinary income in an amount equal to the fair market value of the stock determined on the date of exercise of the incentive stock option (or, if lower, the amount received upon sale of the stock) reduced by the amount the participant paid for the stock. The difference between the amount received upon the sale of the stock and the amount treated as ordinary income in a disqualifying disposition will be considered a capital gain. If the participant does not sell the shares within one year after exercise or two years after grant, the difference between the amount received upon the sale of the stock and the amount the participant paid for the stock will be considered a capital gain or loss.

With respect to nonstatutory stock options, a participant will recognize ordinary income for Federal income tax purposes when the participant exercises the stock option. The amount of income recognized upon exercise of a nonstatutory stock option is the fair market value of the shares of Company common stock acquired upon exercise (determined as of the date of exercise) reduced by the amount the participant paid for the shares. The participant's tax basis in the shares will equal the fair market value of the shares on the date of exercise and the participant's holding period will begin the day after the date of exercise. Any gain or loss upon sale of the shares will be treated as a capital gain or loss. The capital gain or loss will generally be treated as long-term gain or loss if the shares are held for more than one year.

With respect to rights, a participant will recognize ordinary income upon exercise of the rights in an amount equal to the cash received (or, if settled in shares of Company common stock, the fair market value of the shares received) upon exercise of the rights.

Unless a participant makes an election pursuant to Section 83(b) of the Code (as described below) with respect to restricted stock, a participant generally will not recognize income upon the grant of restricted stock. The fair market value of the restricted stock at the time the restrictions on such stock lapse and the stock becomes nonforfeitable is taxed as ordinary income. The holding period of the restricted stock will begin the day after the shares become nonforfeitable. When such shares are later sold, the difference between the amount received upon sale of the shares and the amount previously included in the participant's income upon lapse of the restriction, is considered capital gain or loss. If the shares are held for more than one year after they become nonforfeitable, the long-term capital gain rate will apply; if the shares are held for one year or less after they become nonforfeitable, the ordinary income tax rates will apply. If a participant makes an election pursuant to Section 83(b) of the Code within 30 days after the participant receives a grant of restricted stock, the participant will recognize ordinary income on the date of grant in an amount equal to the fair market value of such stock as of the date of grant (determined without regard to the restrictions) and the participant's holding period will begin the day after the date of grant. The participant's tax basis in such stock will be the amount included in his ordinary income.

The Company is generally entitled to a business expense deduction on its Federal income tax return with respect to stock options, rights and restricted stock in the same amount and at the same time that a participant recognizes ordinary income with respect to the stock option, right or restricted stock. Amounts treated as capital gain to the participant are not deductible by Company. Section 162(m) of the Code limits the deductibility of compensation payable to certain executive officers of Company in excess of $1 million. The Company believes that compensation received by executive officers of Company upon exercise of a stock option or right will be considered performance-based compensation which is not taken into account in determining whether an executive officer's compensation exceeds $1 million. However, the amount includible in a participant's ordinary income upon vesting of restricted stock will be included in compensation taken into account for purposed of the deduction limit.

Amounts included in a participant's ordinary income are treated as compensation subject to Federal income and employment-related tax withholding requirements. A participant may direct the Committee to withhold shares to be issued upon exercise of a stock option or right or upon the vesting of restricted stock to satisfy the tax withholding obligation or the participant may provide the Company with a cash payment in the amount necessary to satisfy the withholding obligation.

AWARDS UNDER THE AMENDED INCENTIVE PLAN. As of February 3, 1998, nonstatutory options have been granted under the Amended Incentive Plan since its inception in 1994 as follows: Mr. Leatherdale, 499,962 shares; Mr. Thiele, 279,305 shares; Mr. Liska, 206,033 shares; Mr. Pabst, 93,479 shares; Mr. Duffy, 123,807 shares; all current executive officers as a group, 1,933,828 shares; directors as a group, 48,000 shares, and all other employees 1,490,789 shares. As of February 3, 1998 restricted awards have been granted under the Amended Incentive Plan as follows: Mr. Leatherdale, 6,366 shares; Mr. Liska, 15,000 shares; Mr. Duffy, 975 shares; all current executive officers as a group, 41,233 shares; all other employees 61,163 shares. These numbers include the options granted in 1997 as set forth in the Company Option Grant Table on p 32 and the Restricted Stock Awards as set forth in the Summary Compensation Table on p 29. Non-employee directors are not eligible for restricted stock awards under the Amended Incentive Plan. New plan benefits under the Amended and Restated 1994 Stock Incentive Plan that will be granted in the future and are presently determinable are:

               NAME                                         POSITION                          STOCK OPTIONS
-----------------------------------  ------------------------------------------------------  ---------------
D. W. Leatherdale                    Chairman, President & CEO                                            0
P. A. Thiele                         President & CEO Worldwide Insurance Operations                       0
P. J. Liska                          Executive Vice-President & CFO                                       0
J. F. Duffy                          President St. Paul Reinsurance                                       0
M. L. Pabst                          President--International Underwriting                                0
All Current Executive Officers, as
a group                                                                                                   0
All employees who are not executive
officers, as a group                                                                                      0
Non-Employee Directors, as a group                                                                   16,500
(11)

The affirmative vote of a majority of the votes represented by the Company shares present and entitled to vote at the Annual Meeting is necessary to approve the Incentive Plan Proposal.

THE BOARD OF DIRECTORS RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" THE INCENTIVE PLAN PROPOSAL.

                              GLOBAL PLAN PROPOSAL

Shareholders are asked to consider and vote upon a proposal to approve the Company's 1999 Global Stock Option Plan (the "Global Plan"). On November 4, 1997 the Board of Directors adopted, subject to shareholder approval, the Global Plan which is a broad based nonstatutory stock option plan providing for the issuance of stock options to purchase up to 1,100,000 shares of Company common stock (2,200,000 shares if the proposed stock split is effected). The Global Plan is intended to cover approximately 10,500 Company employees who are not participating in any of the Company's existing executive stock option plans.

The Board of Directors believes that substantially all Company employees should participate in stock option plans because such plans will align the financial interests of the Company's employees and its shareholders. The granting of options is contingent upon the Company achieving threshold levels of profitability. Further profitability determines the size of employees' grants. With the implementation of this plan, along with the Company's other stock based compensation and benefits plans, the Company will have an employee stock ownership program which is performance based and provides for significant levels of stock ownership.

SUMMARY OF THE GLOBAL PLAN

A copy of the Global Plan will be furnished to any shareholder upon written or telephonic request made to the Corporate Secretary, Sandra U. Wiese, The St. Paul Companies, Inc., 385 Washington Street, St. Paul, MN 55102, telephone (612) 310-7911. The following is a summary of the Global Plan.

ADMINISTRATION. The Global Plan will be administered by the Personnel and compensation Committee (the "Committee") of the Board. The Committee will, among other things, select participants which will be granted awards under the Global Plan, determine the nature, extent, timing, exercise price, vesting and duration of awards, and prescribe all other terms and conditions of awards that are consistent with the Global Plan. If the shareholders approve the Global Plan initial grants are expected to occur in 1999.

ELIGIBILITY. The Committee will determine which Company employees may participate in the Global Plan. The Committee anticipates that there will be approximately 10,500 participants, generally including all regular employees that are on active pay status on the applicable grant date. Officers, directors and participants in other Company executive stock option plans will not participate in the Global Plan. No participant may be granted options or SARs with respect to more than 15,000 (30,000 if the proposed stock split is effected) shares of Company common stock during the term of the Global Plan.

NON U.S. EMPLOYEES. It is the intention of the Company to make awards to employees located in countries other than the United States where possible. The Committee shall have discretion, wherever it is feasible under local law custom and practice to grant awards under the Global Plan that are consistent with the terms set forth below. However, the Committee may make such modifications and additional terms and conditions ("Special Terms") for participants who are employed by the Company outside of the United States (or who are foreign nationals temporarily within the United States) as the Committee may consider necessary or appropriate to accommodate differences in local law, policy or custom or to facilitate administration of the Global Plan. The Special Terms may provide, among other things, that the grant of an award is subject to (a) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (b) the execution by the participant of a written instrument in the form specified by the Committee, and that in the event such conditions are not satisfied, the grant shall be void. The Special Terms may also provide that an award shall become exercisable if an employee's employment with the Company ends as a result of workforce reduction, realignment or similar measure, and the Committee may designate a person or persons to make such determination for a location. The Committee may adopt or approve subplans, appendices or supplements to or amendments, restatements, or alternative versions of the Global Plan as it may consider necessary or appropriate for purposes of implementing any Special Terms, without thereby affecting the terms of the Global Plan as in effect for any other purpose. The Special Terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Global Plan as then in effect, unless the Global Plan could have been amended to eliminate such inconsistency without further approval by the Board.

ALLOCATION. The Committee will determine the number of shares of Company common stock subject to stock options to be allocated to each participant on each grant date. The Committee contemplates making awards under the Global Plan for a number of shares of Company common stock with a fair market value equal to between 0-15% of a participant's annual compensation (as defined) depending upon the Company's performance.

NUMBER OF SHARES. The maximum number of shares of Company common stock that may be issued under the Global Plan will be 1,100,000 (or 2,200,000 if the proposed stock split is effected). Shares of Company common stock subject to awards of stock options which expire unexercised, or are forfeited, terminated or canceled, in whole or in part, will automatically again become available for grant under the Global Plan under most circumstances. In the event of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination, or other change in the corporate structure or shares of the Company, appropriate adjustments will be made to the number and kind of shares reserved under the Global Plan and under outstanding awards, and to the exercise price of outstanding stock options.

AMENDMENT AND TERMINATION. The Board may amend the Global Plan in any respect without shareholder approval. However, no amendment may adversely affect any outstanding award to any Global Plan participant without that participant's consent. The Global Plan will terminate on May 3, 2008, and may be terminated before that date by action of the Board.

AWARDS. Awards under the Global Plan may consist of stock options or stock appreciation rights. No awards under the Global Plan are presently determinable.

STOCK OPTIONS. Stock options must be granted with an exercise price equal to at least the fair market value of the Company common stock on the date of grant. Stock options will become exercisable at such times as may be determined by the Committee, provided that stock options may not become exercisable prior to three years from their date of grant, in the absence of the optionee's death or a Change in Control of the Company, and may not be exercisable after ten years from their date of grant. Stock options may only be granted as nonstatutory stock options. The exercise price of the stock options must be paid in cash or, if permitted by the Committee, by transfer of shares of Company common stock (either previously owned by the participant or to be acquired upon option exercise). No right or interest in any award under the Global Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to debts or liabilities of any person.

RIGHTS. A right permits a participant to receive an amount equal to the excess of the fair market value of a share of Company common stock on the date of exercise over the fair market value of a share of Company common stock on the date the right is granted. The Committee may grant rights in tandem with a stock option (whether at the time a stock option is issued or with respect to a stock option previously granted without a related right) or it may grant rights that are independent of and unrelated to any stock options granted under the Global Plan. A tandem right may only be exercised if the related stock option is exercisable and terminates when the related stock option terminates. Shares subject to any portion of a grant as to which rights are exercised will not be available for future stock options or rights. The Committee also determines whether payment with respect to a right will be paid in cash or shares of Company common stock or a combination of cash and shares.

CHANGE IN CONTROL. If an option or right is not fully exercisable or restricted stock is not fully vested at the time of occurrence of a Change of

Control (as defined below) all portions of the option or right become immediately exercisable in full.

"Change of Control" is defined in the Global Plan to mean a change of control of the Company of the nature that would be required to be reported to the Securities and Exchange Commission on Form 8-K pursuant to the Exchange Act, with such Change of Control to be deemed to have occurred when (a) any person, as defined in the Exchange Act, other than the Company or a Company subsidiary, or one of their employee benefit plans is or becomes the beneficial owner of 50% or more of the Company's common stock or (b) members of the Board of Directors on May 5, 1998 (the "Incumbent Board") cease to constitute a majority thereof (provided that persons subsequently becoming directors with the approval of directors comprising at least three-quarters of the Incumbent Board shall be considered as members of the Incumbent Board).

TERMINATION OF EMPLOYMENT. Each stock option and right generally terminates at the earliest of ten years after the date of grant, three years after retirement, immediately if employment is terminated for cause, 90 days after any voluntary termination of employment other than retirement (but the stock option in this case may only be exercised to the extent it was exercisable on the date of termination of employment), or any earlier time set by the Committee at the time of stock option or right grant. Special provisions apply in the case of death of an optionee.

FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTIONS AND RIGHTS. A participant generally will not incur any U.S. Federal income tax liability as a result of the grant of a stock option or right.

With respect to nonstatutory stock options, a participant will recognize ordinary income for Federal income tax purposes when the participant exercises the stock option. The amount of income recognized upon exercise of a nonstatutory stock option is the fair market value of the shares of Company common stock acquired upon exercise (determined as of the date of exercise) reduced by the amount the participant paid for the shares. The participant's tax basis in the shares will equal the fair market value of the shares on the date of exercise and his holding period will begin the day after the date of exercise. Any gain or loss upon any subsequent sale of the shares will be treated as capital gain or loss. The capital gain or loss will generally be treated as long-term gain or loss if the shares are held for more than one year.

With respect to rights, a participant will recognize ordinary income upon the exercise of the rights in an amount equal to the cash received (or, if settled in shares of Company common stock, the fair market value of the shares received) upon exercise of the rights.

The Company is generally entitled to a business expense deduction on its Federal income tax return with respect to stock options and rights in the same amount and at the same time that a participant recognized ordinary income with respect to the stock option or right. Amounts treated as capital gain to the participant are not deductible by the Company. Section 162(m) of the Code limits the deductibility of compensation payable to certain executive officers of Company in excess of $1 million. All though executive officers are not eligible to participate in the Global Plan, it is possible that a participant may become an executive officer after receiving an award under the Global Plan and prior to exercise of that award. The Company believes that compensation received by executive officers of Company upon exercise of a stock option or right will be considered performance-based compensation which is not taken into account in determining whether an executive officer's compensation exceeds $1 million.

Amounts included in a participant's ordinary income are treated as compensation subject to Federal income and employment-related tax withholding requirements. A participant may direct the Committee to withhold shares to be issued upon exercise of a stock option or right to satisfy the tax withholding obligation or the participant may provide the Company with a cash payment in the amount necessary to satisfy the withholding obligation.

OTHER TAXES. Non-U.S. employees whose tax residence is outside of the United States will be subject to the tax laws of their country of residence. In addition, state or local taxes may apply. In general, the Company will not receive a U.S. tax deduction with respect to exercises of options or rights by employees of non-U.S. affiliates of the Company. In some cases, local tax deductions may be available.

The affirmative vote of a majority of the votes represented by Company shares present and entitled to vote at the Annual Meeting is necessary to approve the Global Plan Proposal.

 THE BOARD OF DIRECTORS RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" THE
                              GLOBAL PLAN PROPOSAL

                             EXECUTIVE COMPENSATION

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

PROGRAM PHILOSOPHY

The guiding philosophies of The St. Paul Companies' executive compensation program are to:

    - Provide an industry-competitive compensation program, with an emphasis on incentive pay which links pay to performance, both long- and short-term, and which provides the opportunity to earn compensation above the competitive market when the Company's performance exceeds that of its peers.

    - Ensure that executive compensation, over time, closely reflects long-term shareholder return.

The compensation of the Company's top executives is reviewed and approved by the Personnel and compensation Committee, which is comprised entirely of non-employee directors. The committee has access to compensation consultants and survey information on executive compensation levels in the property-liability insurance industry.

PROGRAM ELEMENTS

There are three elements of the Company's executive compensation program:

    - Base salary compensation.

    - Annual incentive compensation.

    - Long-term incentive compensation.

Base salary compensation for senior executives, including those listed in the Summary Compensation Table, is targeted to be at the 50th percentile of companies in our industry (the "Base Target Salary"). Such companies include, Chubb, CIGNA, USF&G, Allstate, Hartford, Travelers, CNA, Fireman's Fund, Farmers Insurance, State Farm, GEICO, Kemper, Liberty Mutual, USAA and Nationwide. The first six companies listed are included in the S&P Property and Casualty and Multiline Insurance indices in the total return graph on page 37. Actual base salary levels generally vary between 80-120% of this level based upon the potential impact the executive has on the Company, the skills and experiences the executive brings to the job, and the performance and potential of the executive in the job.

Under the Company's annual and long-term incentive compensation plans, compensation opportunities are set so that actual payouts are leveraged to the Company's performance (e.g., below 50th percentile performance versus our industry peers will generate below 50th percentile incentive compensation, while 75th percentile or above performance will yield 75th percentile or above incentive compensation).

Annual incentive compensation for executives is based on established performance goals, primarily corporate operating earnings per share and business unit operating performance, and also includes an overall assessment by the personnel and compensation committee of each executive's performance. Maximum annual incentive opportunities for executives range from 50% - 150% of annual base salary.

Long-term incentive compensation consists of a stock option plan, a three-year cash incentive plan, restricted stock and an executive stock ownership program. In addition, there is also a long-term incentive plan for certain employees of the Company's reinsurance management operation in which Mr. Duffy participates.

    - The number of stock options awarded to an executive is based on the executive's target option level and the following factors, which are listed in order of relative importance: the Company's return on equity and total shareholder return, performance, individual responsibilities, and individual potential. Target option levels are established in accordance with industry norms, as determined by an independent compensation consultant. Grants generally range between 50% - 150% of the target levels, based on the factors listed above. Currently, neither the number of options previously granted to nor the options currently held by a potential recipient is considered when grants are awarded. Stock options to individuals are limited. Stock options are granted at the fair market value on the date of grant, carry a ten-year maximum term, and, beginning with options granted in 1994, vest one year after grant date. Approximately 145 officers currently participate in this plan.

    - In order to motivate the achievement of aggressive long-term goals, one-time, special performance-oriented awards of stock options were granted to key executives. These grants, which were 300 percent of annual target levels were granted at fair market value on the date of the grant, and carry a five-year term. Special performance and time vesting requirements were attached to these grants. In order for 50 percent of each grant to vest, the 20-day average stock price must reach $100 per share and the executive must have been employed with the Company four years from the grant date. If the 20-day average stock price reaches $110 per share and the executive has met the four-year employment requirement, the remaining 50 percent of each grant will vest. If the price vesting conditions and, except in the case of death, disability or retirement, the time vesting conditions are not met, the option (or the portion thereof) is forfeited. Approximately 17 senior executives received these one-time grants.

    - Long-term cash incentive awards are currently earned based on the Company's three-year financial performance as measured by return on equity and total shareholder return as compared to a peer group of 12 companies in our industry (the "Peer Group"). The 12 companies in our Peer Group are: AIG, Allstate, Chubb, CIGNA, CNA, Commercial

      Union, General Re., ITT Hartford, Lincoln National, Ohio Casualty, SAFECO and USF&G. Fifteen officers participate in this plan. Beginning with the 1997-99 performance period, the Company will no longer offer long-term cash incentives. Target stock option levels were adjusted to reflect this change based on the recommendation of an independent compensation consultant.

    - Restricted stock is used selectively to attract and retain key executives. Over the last two years approximately 31 officers have received restricted stock grants. The total number of shares granted over the last two years was 71,374 shares.

    - The Company's Executive Stock Ownership Program was established as a way to motivate selected senior executives to acquire and hold Company common stock, further strengthening the alignment of management and shareholder interests. Participants have stock ownership targets of 100-500% of salary. Executives who acquire stock in excess of their ownership target receive a "tip" equal to 15% of the excess shares in the form of three-year restricted stock. Approximately 31 officers currently participate in this plan.

    - The Company's Special Leveraged Stock Purchase Program allows a select number of senior executives who have reached their stock ownership targets to receive full recourse loans in order to purchase additional Company stock. Approximately 17 executives were offered participation in this plan and 6 are currently participating.

    - The St. Paul Re, Inc. Long-Term Incentive Plan was established to similarly attract, retain and motivate employees who are in a position to make significant contributions to the growth and long-term success of that operation. The plan operates on a three year over-lapping cycle basis with performance measured by the average accident year return on equity and aggregate net written premium of the business managed by St. Paul Re. Awards are expressed as a percentage of salary and denominated in shares of Company common stock. Payouts will range from 0% to 200% of target awards with no award payable unless certain threshold performance has been achieved. Awards payable to Company officers are payable in cash. Awards payable to other participants are paid partly in shares of Company common stock and partly in cash.

$1 MILLION COMPENSATION LIMIT ON DEDUCTIBILITY

Section 162(m) of the Internal Revenue Code prohibits the Company from deducting executive compensation in excess of $1 million, unless certain standards are met, to its Chief Executive Officer or to any of the other four executive officers named in the Summary Compensation Table. The Committee has determined that it will make every reasonable effort, consistent with sound executive compensation principles and the needs of the Company, to ensure that all amounts paid to the Company's Chief Executive Officer or to any of the other named executive officers are deductible by the Company.

CEO COMPENSATION

The methods for determining Mr. Leatherdale's Base Target Salary and opportunities under the Company's annual and long-term incentive compensation plans are described in the "Program Elements" section of this report.

Mr. Leatherdale's annualized base salary was $775,000 at the beginning of 1998, which is unchanged from 1996 and 1997. In March of 1998, he received a salary increase of $100,000. This increase, which sets Mr. Leatherdale's salary at 121% of his Base Target Salary, was based primarily on the Company's profitability in 1997.

Mr. Leatherdale has an annual incentive award maximum of 150% of base salary. For 1997, Mr. Leatherdale received an annual incentive award of $542,500. The award was based upon the Company's 1997 operating earnings and the Board's overall assessment of his and the Company's performance.

Mr. Leatherdale received a $130,824 payout from the long-term cash incentive plan in March of 1998. This payout was based on the Company's 1995-1997 return on equity and total shareholder return as compared to the Peer Group.

On February 3, 1998, Mr. Leatherdale was granted 112,539 stock options with an exercise price of $87.875 per share. On February 3, 1997, Mr. Leatherdale received a grant of 61,423 stock options with an exercise price of $63.00 per share. Factors considered in determining the size of the grant include the following, in order of relative importance: the Company's return on equity and total shareholder return, individual performance, individual responsibilities and individual potential. During 1997 Mr. Leatherdale also received a "Tip" of 4,500 shares of restricted stock under the Executive Stock Ownership Program.

OTHER NAMED OFFICER COMPENSATION

The other four named executive officers received salary increases ranging from $0 to $20,000 effective in March of 1998. In 1997, the salary increases ranged from $0 to $100,000. Those executive officers received annual incentive awards for 1997 ranging from $121,444 to $360,000 and long-term incentive payouts ranging from $34,554 to $76,253. On February 3, 1998 those executive officers received stock option grants ranging from 13,722 to 49,491 shares and in 1997 they received stock options grants ranging from 9,657 to 160,000 shares. The criteria for payouts and grants under these plans are the same as for the CEO. Mr. Duffy also received a $828,159 payout under the St. Paul Re, Inc. Long-Term Incentive Plan, and Mr. Pabst and Mr. Duffy received "Tips" of 2,683 and 975 shares respectively of restricted stock under the Executive Stock Ownership program.

Overall, The St. Paul Companies offers its executives a compensation program which is market competitive, leveraged to company performance and strongly aligns the interests of management and shareholders.

The preceding report was issued by the personnel and compensation committee comprised of M. Bonsignore (Chairman), J. Dasburg, P. Grieve, D. John, G. Nelson and G. Sprenger.

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the chief executive officer of the Company and the four other most highly compensated executive officers of the Company. ("Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                  ----------------------------------------
                                                                           AWARDS               PAYOUTS
                                                                  ------------------------   -------------
                                    ANNUAL COMPENSATION                        SECURITIES      LONG-TERM
                            -----------------------------------   RESTRICTED   UNDERLYING      INCENTIVE
                                                   OTHER ANNUAL     STOCK       OPTIONS/         PLAN         ALL OTHER
      NAME AND               SALARY                COMPENSATION    AWARD(S)       SARS          PAYOUTS      COMPENSATION
 PRINCIPAL POSITION   YEAR    ($)     BONUS($)(1)     ($)(2)        ($)(3)        (#)           ($)(4)          ($)(5)
--------------------  ----  --------  -----------  ------------   ----------  ------------   -------------   ------------
D. W. Leatherdale     1997  $775,000  $  542,500      --          $ 333,984       61,423     $  130,824      $ 68,353
 Chairman,            1996  $770,192  $  217,000      --          $  19,078      275,000     $  109,098      $ 57,978
 President and        1995  $737,500  $  630,000      --             --           51,000     $  213,988      $163,414
 Chief Executive
 Officer
P. A. Thiele          1997  $580,769  $  360,000      --             --           44,814     $   76,283      $ 48,146
 Executive Vice       1996  $482,692  $  120,000      --             --          155,000     $   57,191      $ 29,998
 President and Chief  1995  $440,385  $  324,000      --             --           30,000     $  100,934      $ 86,184
 Executive Officer
 Worldwide Insurance
 Operations
P.J. Liska            1997  $565,385  $1,060,000   $ 50,561       $ 945,000      160,000         --          $340,337
 Executive Vice       1996    --          --          --             --           --             --             --
 President and Chief  1995    --          --          --             --           --             --             --
 Financial Officer
M. L. Pabst(6)        1997  $398,682  $  121,444   $114,600       $ 195,101        9,657     $   34,554      $ 40,593
 President            1996  $390,598  $  139,725   $234,337          --           58,100     $   27,572      $ 73,904
 International        1995  $380,688  $  172,991   $352,795          --           12,000     $   51,619      $ 64,103
 Underwriting
J. F. Duffy           1997  $367,115  $  185,000      --          $  73,064       17,669     $  873,897      $ 56,163
 President            1996  $352,112  $  156,200      --             --           58,100     $   38,137      $ 49,510
 St. Paul             1995  $332,308  $  163,200   $ 40,412          --           20,000     $   75,396      $197,619
 Reinsurance

------------------------

(1) With the exception of certain amounts paid to Mr. Liska, amounts shown were earned in the year indicated and paid under the annual incentive program in the following year. Of the amount shown for Mr. Liska, $360,000 was paid in 1998 under the annual incentive plan and the remaining amount was paid in 1997 under the terms of his initial employment arrangement.

(2) Mr. Liska and Mr. Duffy tax reimbursements. In addition to receiving tax reimbursements of $13,386 for 1997, $170,957 for 1996 and $203,915 for 1995,
    Mr. Pabst received other personal benefits. Included within those personal benefits were reimbursements for housing costs incurred in his international assignment in the amount of $78,604 for 1997, $43,571 for 1996 and $128,998 for 1995.

(3) As of December 31, 1997, Messrs. Leatherdale, Thiele, Liska and Duffy held 4,875, 8,000, 15,000 and 975 restricted shares of Company common stock, respectively, having market values of $400,054, $656,500, $1,230,937, $80,011, respectively. Mr. Leatherdale's restricted shares were received in 1996 and 1997, respectively, by acquisition of shares through the Executive Stock Ownership Program. Of the shares awarded to Mr. Leatherdale under that program 375 vest on March 31, 1999, 2,250 vest on June 3, 2000, and 2,250 vest on September 2, 2000, upon the condition that he continues to be employed by the Company. Mr. Liska's restricted shares were granted in 1997 and 3,750 shares will vest in each of 1998, 1999, 2000 and 2001, if he is then employed by the Company. Mr. Duffy's restricted shares were received on September 2, 1997 by acquisition of shares through the Executive Stock Ownership Program. Under the terms of those awards, the shares vest in three years, upon the condition he is then employed with the Company. In the event of a Change in Control (defined the same as in the 1994 Stock Incentive Plan as described on page 18) of the Company, restrictions on all such restricted shares will lapse and such shares will be fully vested. Recipients of restricted stock awards are entitled to receive any dividends paid on the shares. Pursuant to deferred stock grant agreements dated November 2, 1993, May 5, 1997 and June 3, 1997, Mr. Pabst holds rights to receive 6,683 shares of Company common stock having a market value of $548,423. Under the terms of the agreements, the shares are to be issued upon the happening of the earliest of (i) his return to the United States from expatriate assignment; (ii) involuntary termination for any reason; (iii) voluntary termination of employment; or (iv) death or disability. Deferred stock grant holders are entitled to receive any dividends that would have been paid on the shares had they been issued.

(4) Amounts shown for Messrs. Leatherdale, Thiele and Pabst were earned under The St. Paul Companies' Long Term Incentive Plan based on Company performance over a rolling three-year period ending in the year indicated. Beginning in 1997, amounts shown for Mr. Duffy were earned under both The St. Paul Companies' Long Term Incentive Plan ($45,738) and the St. Paul Re Long Term Incentive Plan (LTIP) ($828,159). The St. Paul Companies' Long Term Incentive Plan award was earned based on Company performance over a rolling three-year period ending in the year indicated. The St. Paul Re LTIP award was earned based on St. Paul Re company performance over a rolling three-year period, with the initial performance period consisting of plan years 1995 and 1996 and a one-year curing period, ending December 31, 1997. All payouts under both plans occurred in the year following the year indicated.

(5) Amounts shown in this column for the fiscal year ending December 31, 1997, consist of the following:

    Savings Plus Preferred Stock Fund contributions (in the form of Series B convertible preferred stock and cash, under the Preferred Stock Fund and Benefit Equalization Plan, respectively) were made in the following amounts for each executive officer: Mr. Leatherdale, $27,900; Mr. Thiele, $18,313; Mr. Liska, $10,800; Mr. Pabst, $9,360; and Mr. Duffy, $12,780.

    Common stock, with a fair market value of $23,273 on December 31, 1997, was allocated by the Company under the Employee Stock Ownership Plan (ESOP) to each of the ESOP accounts of Messrs. Leatherdale, Thiele, Liska, Pabst and Duffy. Stock option grants were made by the Company to each of the named executive officers in the amount of 7,539 shares for Mr. Leatherdale, 4,491 shares for Mr. Thiele, 1,033 shares for Mr. Liska, 722 shares for Mr. Pabst, and 3,038 shares for Mr. Duffy in order to compensate them for that portion of their ESOP award which could not be granted in stock under the ESOP plan. For the years 1995 and 1996, this compensation would have been paid only in cash and included in the Summary Compensation

    Table for the year in which paid. Beginning with allocations for the year ending December 31, 1996 that are paid in 1997, ESOP related compensation was and is being made in the form of stock options that are reported in the year the option grants were made. The dollar values that would have been included in the year 1997 had the named executive officers received cash instead of stock options granted in 1997 are: Mr. Leatherdale, $108,978; Mr. Thiele, $58,798; Mr. Liska, $0; Mr. Pabst, $8,020; and Mr. Duffy, $32,602.

    Under the Company's Executive Post-Retirement Life Insurance Plan, insurance premiums were paid on behalf of each named executive officer in the amount of $17,180 for Mr. Leatherdale, $6,560 for Mr. Thiele, and $69,757 for Mr. Liska, $7,960 for Mr. Pabst, and $6,996 for Mr. Duffy. The plan does not involve a split-dollar arrangement.

    During 1997, Mr. Liska ($236,507), received a reimbursement payment related to his relocation. During the first nine months of 1997, Mr. Duffy had an interest free relocation loan, which was entered into on May 23, 1994 and renegotiated on September 30, 1997 into an interest bearing loan. Based on the amount of interest that would have accrued had the loan been made at the Prime Lending Rate in effect on the date of the loan, the value to Mr. Duffy of the interest free loan in 1997 was $10,309. Mr. Duffy was also reimbursed $2,805 in 1997 for interest he paid under the renegotiated note.

(6) Mr. Pabst's salary includes cost of living adjustments related to his international assignment in the following amounts: 1997-$138,678; 1996-$137,438; and 1995-$161,748.

The following tables summarize option grants and stock appreciation rights
(SARs) and exercises during fiscal 1997 to or by the executive officers named in the Summary Compensation Table and the value of the options held by such persons at the end of fiscal 1997.

                          OPTION & SAR GRANTS IN 1997

                                          INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------
                                               % OF TOTAL
                              SECURITIES         OPTIONS
                              UNDERLYING        AND SARS
                               OPTIONS/        GRANTED TO    EXERCISE OR                 GRANT DATE
                             SARS GRANTED       EMPLOYEES    BASE PRICE   EXPIRATION       PRESENT
          NAME               (NUMBER)(4)         IN 1997      ($/SHARE)      DATE         VALUE($)
------------------------  ------------------  -------------  -----------  -----------  ---------------
D. W. Leatherdale(1)          61,423 options        7.0%      $ 63.0000      2/2/2007   $   1,019,499(5)
P. A. Thiele(1)               44,814 options        5.1%      $ 63.0000      2/2/2007   $     743,823(5)
P.J. Liska(1)                 40,000 options        4.6%      $ 63.0000      2/2/2007   $     663,920(5)
P.J. Liska(2)                 60,000 options        6.8%      $ 63.0000     12/1/2001   $     642,600(6)
P.J. Liska(3)                 60,000 options        6.8%      $ 63.0000     12/1/2001   $     553,200(6)
M.L. Pabst(1)                  9,657 options        1.1%      $ 63.0000      2/2/2007   $     160,287(5)
J. F. Duffy(1)                17,669 options        2.0%      $ 63.0000      2/2/2007   $     293,270(5)

------------------------

(1)  Options were granted February 3, 1997, and have a one-year vesting period.

(2) Options were granted February 3, 1997, and vest on December 1, 2000. The options become exercisable, if at all, if the daily closing price of the Company's common stock on the New York Stock Exchange during any 20 consecutive day period exceeds $100 per share.

(3) Options were granted February 3, 1997, and vest on December 1, 2000. The options become exercisable, if at all, if the daily closing price of the Company's common stock on the New York Stock Exchange during any 20 consecutive day period exceeds $110 per share.

(4) However, all options will become immediately vested and exercisable in full upon a Change in Control (defined the same as in the 1994 Stock Incentive Plan as described on page 18) of the Company. No SARs were granted in 1997.

(5) The options granted on February 3, 1997 were valued at the grant date using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 19.2%; dividend yield 3.3%; risk-free rate of return of 6.6%; and the maximum exercise period at the time of grant which was 10 years.

(6) The options granted on February 3, 1997 were valued at the grant date using a barrier option-pricing model with the following assumptions: expected volatility of 20.0%; dividend yield 3.0%; risk-free interest rate of 6.2%; and the maximum exercise period at the time of grant, which was 4.8 years. The barrier option-pricing model was used for these options because it takes into account the stock price vesting criteria.

       AGGREGATED OPTION AND SAR EXERCISES IN 1997 AND 12-31-97 YEAR-END
                              OPTION/SAR VALUES(1)

                                                            NUMBER OF
                                                      SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS/    IN-THE-MONEY OPTIONS AND
                                           VALUE       SARS AT 12/31/97 (#)      SARS AT 12/31/97 ($)
                      SHARES ACQUIRED    REALIZED        EXERCISABLE(EX)/          EXERCISABLE(EX)/
        NAME          ON EXERCISE (#)       ($)        UNEXERCISABLE(UNEX)        UNEXERCISABLE(UNEX)
--------------------  ---------------   -----------   ----------------------   -------------------------
D. W. Leatherdale             0         $       0           265,428(ex)              $10,149,518(ex)
                                                            271,423(unex)            $6,066,501(unex)
P. A. Thiele                  0         $       0           124,280(ex)              $4,446,289(ex)
                                                            164,814(unex)            $3,651,767(unex)
P.J. Liska                    0         $       0                 0(ex)              $        0(ex)
                                                            160,000(unex)            $3,050,000(unex)
M. L. Pabst                   0         $       0            57,110(ex)              $2,028,894(ex)
                                                             47,757(unex)            $1,072,293(unex)
J. F. Duffy                   0         $       0            96,980(ex)              $3,875,943(ex)
                                                             55,769(unex)            $1,225,022(unex)

------------------------
(1) No SARs were outstanding during 1997.

The following table shows each potential Long-Term Incentive Plan Award to the executive officers named in the Summary Compensation Table.

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                          (E)
                  (B)           (C)            ESTIMATED FUTURE PAYOUTS
               NUMBER OF    PERFORMANCE       NON-STOCK PRICE-BASED PLANS
                SHARES,      OR OTHER     -----------------------------------
               UNITS, OR   PERIOD UNTIL       (D)         (E)         (F)
    (A)          OTHER     MATURATION OR   THRESHOLD    TARGET      MAXIMUM
    NAME       RIGHTS(#)      PAYOUT          (#)         (#)         (#)
------------  -----------  -------------  -----------  ---------  -----------
J. F. Duffy        4,418       12/31/00        2,209       4,418       8,836
J. F. Duffy        4,467       12/31/99        2,234       4,467       8,934
J. F. Duffy        5,318       12/31/98        2,659       5,318      10,636

The above table reflect awards of performance units under the St. Paul Re, Inc. Long-Term Incentive Plan with respect to fiscal years 1995, 1996 and 1997. These potential threshold, target and maximum awards, which are denominated in shares of Company common stock, under the St. Paul Re, Inc. Long-Term Incentive Plan are based on salary level and the fair market value of the Company's common stock at cycle commencement. The goals for the applicable performance cycle are based on a performance standard which is weighted 66 2/3% on St. Paul Re's capital weighted accident year ROE during the performance cycle and 33 1/3% on aggregate net written premium for the performance cycle. The performance cycles are three-year rolling periods (except that the performance cycle commencing in 1995 that was paid in February 1998 as set forth in the Summary Compensation Table was a two-year period). Awards earned are paid in cash during the quarter following the end of the curing period for the applicable performance cycle. The curing period for an applicable performance cycle ends one year after the end of the performance cycle and final payouts are based on results of the performance cycle at the end of the curing period. The amount of the cash payment for a performance cycle is based on the fair market value of the Company's common stock on the day the Company's results for the curing period are announced.

The following table shows estimated annual benefits payable upon retirement at age 65 under all defined benefit plans of the Company.

                                 PENSION TABLE

                                  YEARS OF SERVICE
               -------------------------------------------------------
REMUNERATION      15         20         25          30          35
-------------  ---------  ---------  ---------  ----------  ----------
 $   125,000     $33,750    $45,000    $56,250     $67,500     $67,500
 $   150,000      40,500     54,000     67,500      81,000      81,000
 $   175,000      47,250     63,000     78,750      94,500      94,500
 $   200,000      54,000     72,000     90,000     108,000     108,000
 $   225,000      60,750     81,000    101,250     121,500     121,500
 $   250,000      67,500     90,000    112,500     135,000     135,000
 $   300,000      81,000    108,000    135,000     162,000     162,000
 $   350,000      94,500    126,000    157,500     189,000     189,000
 $   400,000     108,000    144,000    180,000     216,000     216,000
 $   450,000     121,500    162,000    202,500     243,000     243,000
 $   500,000     135,000    180,000    225,000     270,000     270,000
 $ 1,000,000     270,000    360,000    450,000     540,000     540,000
 $ 1,500,000     405,000    540,000    675,000     810,000     810,000
 $ 2,000,000     540,000    720,000    900,000   1,080,000   1,080,000

All of the executive officers named in the Summary Compensation Table participate in the Company's defined benefit pension plans. The amount of their remuneration which is covered by the plans is the amount set forth in the salary and bonus columns of the Summary Compensation Table. Plan benefits are calculated on the basis of a life annuity and are subject to integration with Social Security. Certain highly compensated Company employees, including Mssrs. Leatherdale and Duffy, may be entitled to slightly increased benefits under the plans, based on a formula of 55 percent of final average compensation prorated over 30 years, without any integration with Social Security. Based on those calculations, Messrs. Leatherdale and Duffy may be entitled to increased benefit amounts of approximately 1% more than benefits represented in the Pension Plan Table. These differing payments are the result of their pension benefits being grandfathered under a pension formula which was in place prior to 1989. The formula was changed in 1989 to comply with Internal Revenue Code requirements. The current number of credited years of service for those officers is as follows: Mr. Leatherdale-26; Mr. Thiele-18; Mr. Liska-0; Mr. Pabst-9; and Mr. Duffy-16. Retirement benefits for Messrs. Leatherdale, Thiele, Pabst and Duffy are fully vested.

SPECIAL SEVERANCE POLICY

Under the Company's Special Severance Policy ("Policy"), severance benefits would be provided to eligible employees of the Company, including all of the executive officers named in the Summary Compensation Table (the "Named Executives"), in the event their employment terminates under certain conditions within two years following a Change of Control. Change of Control is generally defined the same as in the 1994 Stock Incentive Plan, as described on page xx. If the employment of any Named Executive is terminated within two years after a Change of Control by the employer other than for Cause, or employment is terminated by the employee for Good Reason, the Named Executive would become entitled to certain benefits.

Under the Policy the term "Cause" is defined as conviction of willfully engaging in illegal conduct constituting a felony or gross misdemeanor which is materially injurious to the employer; willful and continued failure to perform duties after a written demand, and permanent disability. "Good Reason" is defined to include such situations as an adverse change in status or position as a result of a material diminution in duties or responsibilities, the refusal to allow the Named Executive to engage in outside activities that were not prohibited before the Change of Control, a reduction in the employee's rate of compensation, job relocations of a certain type and failure to maintain benefits that are substantially the same as are in effect when the Change of Control occurs.

The following is a summary of the severance benefits provided to Named Executives under the Policy:

        1. A Named Executive Officer will receive a lump sum severance payment equal to 299 percent of his or her "annualized includible compensation for the base period" (as defined in Section 280G of the Internal Revenue Code).

        2. Participation will be continued for three years in those medical, dental, disability and life insurance programs in which the Named Executive participated on the date employment terminated.

        3.  Outplacement assistance will be provided.

        4. All payments to Named Executives are subject to reduction so that no amount will be subject to the federal excise tax on "excess parachute payments" imposed by Section 4999 of the Internal Revenue Code.

The Policy is subject to amendment or termination without the consent of the Named Executives at any time prior to a Change of Control. After a Change of Control, there are restrictions applicable to the amendment or termination of the Policy.

EMPLOYMENT CONTRACT

In addition to the above Special Severance Policy and the normal change in control provisions of the Company's benefit plans, Mr. Liska has an employment agreement with the Company that provides that if he is terminated as a result of any reason other than (i) Cause or (ii) Change in Control (as those terms are generally defined above) or if he terminates the agreement for good reason he will receive, if the termination takes place before his third employment anniversary, a severance payment equal to 300% of his then current salary and average annual incentive award he earned since joining the company. If termination takes place after the third anniversary, he will receive a severance payment equal to 150% of then current salary and average annual incentive in the previous three years, all contingent on Mr. Liska agreeing to sign the standard company severance agreement releasing the Company from legal liability for his termination. The agreement also provides for three additional years of credited service to the pension plan if he is vested at the time of termination and, if termination is within the first six years, a cash payment equal to unvested Savings Plus, Executive Saving Plus and ESOP balances. Good Reason means (i) a reduction in base salary, (ii) failure of the company to make available to him on terms not less favorable any benefit or compensation plan which has been made available to other comparable executives,
(iii) a receipt of an annual incentive payout based on financial measures which are shared with other senior executives that is not consistent with the payout criteria of the other executives, (iv) being assigned duties materially inconsistent with his current position or a material adverse change in his title or line of authority through which he is required to report, or (v) a relocation of the Company to a location outside the greater Minneapolis/St. Paul metropolitan area. As part of his hiring agreement Mr. Liska received the one time bonus, salary and incentive payment, restricted and stock option awards that are included in the summary compensation and stock option tables above. Mr. Lika also has an agreement with the Company that entitles him to (i) $255,000 if he is employed by the Company after December 2, 2000 and the 20-day average price of a share of Company common stock exceeds $100 per share if the price target is met before December 3, 2001; and (ii) an additional $255,000 if he is employed by the Company after December 2, 2000 and the 20-day average price of a share of Company common stock exceeds $110 per share if the price target is met before December 3, 2001.

The following graph shows a five-year comparison of cumulative total returns for the Company, the S&P 500 composite index and an index of peer companies selected by the Company.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                          THE ST. PAUL COMPANIES, INC.
              S&P 500 INDEX AND COMBINED S&P PROPERTY-CASUALTY AND
                              MULTILINE INSURANCE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                  COMBINED S&P PROPERTY-
                                  CASUALTY AND MULTILINE
           ST. PAUL    S&P 500      INSURANCE INDEXES
12/31/92     $100.00    $100.00                   $100.00
1993         $120.63    $110.08                   $105.26
1994         $124.59    $111.53                   $107.29
1995         $159.59    $153.45                   $158.04
1996         $173.57    $188.68                   $197.41
12/31/97     $249.06    $251.63                   $300.19

Assumes $100 invested on December 31, 1992.

Companies in the combined S&P Property-Casualty and Multiline Insurance Indexes are as follows: The St. Paul Companies, Inc., SAFECO Corporation, General Re Corporation, Hartford Financial Services Group, USF&G Corporation, The Chubb Corporation, American International Group, Inc., Lincoln National Corporation, Travelers Group, Cincinnati Financial, Progressive Corp.-Ohio, CIGNA Corporation, Allstate Corporation and Loews Corporation. Returns of each of the companies included in the combined index have been weighted according to their respective market capitalizations. This group of companies approximates the Peer Group against which the Company compares its performance under its Long-Term Incentive Plan.

                           INDEBTEDNESS OF MANAGEMENT

Messrs. Leatherdale, Duffy and Pabst as participants in the Company's Special Leveraged Stock Purchase Program obtained loans from the company in order to purchase Company common stock in the open market ("Purchase Loans"). The Purchase Loans are secured by a pledge of the Company common stock purchased with the loan proceeds (the "Purchased Stock"). The Purchase Loans accrue interest at the applicable Federal rate for loans of such maturity (6.85% in May
1997) beginning on the date the Purchase Loan is taken out and is compounded annually. Accrued but unpaid interest on each Purchase Loan will be added to the principal balances of the Purchase Loan. Fifty percent of the principal balance of each Purchase Loan would be payable May 7, 2002, though the participant could prepay at any time. All Purchase Loans will be due and payable May 7, 2003. The payment of a Purchase Loan will be accelerated if a participant's service is terminated because of resignation or involuntary termination for cause. In those instances, the Purchase Loan must be paid within 30 days following such event. If a participant's termination of service is due to retirement, death, disability or following a Change of Control (as defined in the program), the Purchase Loan must be repaid over a two-year period following such event. The Purchase Loan may also be prepaid at any time at the participant's option. The Purchased Stock will be pledged to secure the Purchase Loan, but the participant will be permitted at any time to sell the Purchased Stock so pledged, provided that the proceeds from such sale must be applied against the outstanding balance of the Purchase Loan maximum amounts outstanding during the period from May 6, 1997 when the program was approved by shareholders until February 28, 1998. The amounts outstanding on February 28, 1998 for each of the following were: Mr. Leatherdale ($2,322,102); Mr. Duffy ($517,365); and Mr. Pabst ($1,054,732).

In addition, Mr. Duffy has received a loan from the company which was made in connection with his relocation. The former interest free loan was originally entered into on May 23, 1994 and renegotiated on September 30, 1997. The loan is evidenced by a demand note which bears interest at the applicable Federal rate (6.85% for May 1997), and is due on February 15, 2001. The largest principal amount outstanding under the loan during 1997 was $227,500 and the outstanding principal amount outstanding as of March 1, 1998 was $178,750.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as February 27, 1998 (except as set forth below) regarding the beneficial ownership of capital stock of the Company by each person known to own 5 percent or more of the outstanding shares of each class of the Company's capital stock, each director and director nominee of the Company, each of the executive officers of the Company included in the Summary Compensation Table, and all directors, director nominees and executive officers of the Company as a group. Except as otherwise indicated, the shareholders indicated in the table have sole voting and investment powers with respect to the capital stock owned by them.

                                                                                    PERCENT OF   PERCENT OF CLASS OF
                                                               AMOUNT AND NATURE      CLASS            SERIES B
                                                                 OF BENEFICIAL      OF COMMON        CONVERTIBLE
                      BENEFICIAL OWNER                             OWNERSHIP          STOCK       PREFERRED STOCK(6)
------------------------------------------------------------  -------------------   ----------   --------------------
The Capital Group Companies, Inc.                             9,096,030(1)            10.85                  0
333 South Hope Street
Los Angeles, CA 90071
Sanford C. Bernstein & Co., Inc.                              7,432,344(2)             8.87                  0
767 Fifth Avenue
New York, NY 10153
U.S. Bancorp                                                  4,589,530(3)             5.49                  0
and Subsidiaries
601 2nd Avenue South
Minneapolis, MN 55402-4302
FMR Corp                                                      2,243,742                2.68                100
82 Devonshire Street
Boston, MA 02109
D. W. Leatherdale                                               459,478(5)              *                    *
P. A. Thiele                                                    163,577(5)              *                    *
P. J. Liska                                                      66,703(5)              *                    *
M. L. Pabst                                                      95,463(5)              *                    *
J. F. Duffy                                                     138,221(5)              *                    *
M. R. Bonsignore                                                 10,578(5)              *                    0
J. H. Dasburg                                                    15,402(5)              *                    0
W. J. Driscoll                                                   20,000(5)              *                    0
P. M. Grieve                                                     16,000(5)              *                    0
T. R. Hodgson                                                       500(5)              *                    0
R. James                                                          7,578(5)              *                    0
D. G. John                                                        1,000(5)              *                    0
W. H. Kling                                                      12,000(5)              *                    0

                                                                                    PERCENT OF   PERCENT OF CLASS OF
                                                               AMOUNT AND NATURE      CLASS            SERIES B
                                                                 OF BENEFICIAL      OF COMMON        CONVERTIBLE
                      BENEFICIAL OWNER                             OWNERSHIP          STOCK       PREFERRED STOCK(6)
------------------------------------------------------------  -------------------   ----------   --------------------
B. K. MacLaury                                                    9,140(5)              *                    0
G. D. Nelson, M.D.                                               23,406(5)              *                    0
A. M. Pampusch, Ph.D.                                            11,576(5)              *                    0
G. M. Sprenger                                                    3,402(5)              *                    0
All Directors, Director Nominees and Executive Officers as a  1,648,478(5)          1.97   %                 *
Group (29 Persons)

------------------------
*   Indicates ownership of less than 1%.

(1) This figure, as of December 31, 1997, was reported in a Schedule 13G filed with the Securities and Exchange Commission. With respect to those shares, The Capital Group Companies, Inc., its Capital Research and Management Company operating subsidiary and related investment funds had no sole or shared power to direct the vote of Company shares and sole power to direct the disposition of all 9,096,030 shares. The shares reported includes 161,030 shares resulting from the assumed conversion of 190,000 shares of the Company's 6.0% mandatorily redeemable preferred securities. The Capital Group Companies, Inc. has advised the Company that neither The Capital Group Companies, Inc. nor any of its affiliates owns any Company shares for its own account and that no managed account by itself owns 5% or more of the Company's outstanding common stock.

(2) This figure, as of December 31, 1997, was reported in a 13G filed with the Securities and Exchange Commission. With respect to those shares, Sanford C. Bernstein & Co., Inc. had sole power to direct the vote of 4,087,304 shares, shared power to direct the vote of 959,876 shares, and sole power to direct the disposition of all 7,432,344 shares.

(3) This figure, as of December 31, 1997, was reported in a Schedule 13G filed with the Securities and Exchange Commission. With respect to those shares, U.S. Bancorp (formerly First Bank System, Inc.) and its subsidiaries (together the "U.S. Bancorp") had sole power to direct the vote of 1,721,911 shares, shared power to direct the vote of 2,827,379 shares, sole power to direct the disposition of 1,381,826 shares and shared power to direct the disposition of 3,110,741 shares. U.S. Bancorp has advised the Company that to their knowledge no person having any interest in the securities on which they are reporting relates to more than 5% of the Company's common stock.

(4) These figures, calculated as of March 4, 1998, are based on information provided by FMR Corp which is the parent of Fidelity Management and Trust Company, which serves as Trustee of the Companys' Stock Ownership Plan.

(5) Under the Company's stock option plan, the named executive officers and directors have the right to acquire beneficial ownership of the following number of shares within 60 calendar days: Mr. Leatherdale 316,911; Mr. Thiele 124,280; Mr. Liska 40,000; Mr. Pabst 66,767; Mr. Duffy 104,691;
    Messrs. Driscoll, Grieve and MacLaury 7,000 each; Dr. Pampusch 6,800; Messrs. Bonsignore and Kling 6,000 each; Dr. Nelson 5,000; Mr. James 4,000; Mr. Dasburg 3,000; Mr. Sprenger 2,000; Mr. John 1,000 and all directors, director nominees and executive officers as a group 1,133,060. These shares are included in the totals shown for each individual and the group of all directors, director nominees and executive officers.
    The following number of restricted shares are held, as of February 27, 1998, by the Company under its restricted stock award plan, stock incentive plan, and non-employee director stock retainer plan, for the named executive officers and director or director nominees: Mr. Leatherdale 6,366; Mr. Thiele 8,000; Mr. Liska 11,250; Mr. Bonsignore 1,992; Dr. Pampusch 1,665; Mr. James 1,673; Mr. MacLaury 895; Messrs. Dasburg and Sprenger 701 each; and Messrs. Driscoll, Grieve, and Kling and Nelson 2,203 each. The number of shares of restricted stock held by all directors, director nominees and executive officers as a group is 54,889. Those director nominees and executive officers have sole voting power and no investment power with respect to those shares. These shares are included in the total shares for each individual and the group of all directors, director's nominees and executive officers.
    Under the Company's Employee Stock Ownership Plan (ESOP), the following number of shares of common stock have been allocated to the ESOP accounts of the following executive officers Mr. Leatherdale 4,032; Mr. Thiele 3,219; Mr. Liska 283; Mr. Pabst 3,158; Mr. Duffy 3,476; and all executive officers as a group 42,026. These shares are included in the totals shown for each executive officer and for all executive officers as a group. Employees (including executive officers) have sole voting power and no investment power over shares allocated to their ESOP accounts, except that participants age 55 and over may elect to diversify a portion of their ESOP account into investments offered through the Savings Plus Plan or otherwise.

    Under the Company's directors' deferred compensation plan, participating non-employee directors are eligible to defer directors' fees to among others, a Company common stock equivalent account. Directors electing common stock equivalents have their deferred accounts credited with the number of common shares of the Company which could have been purchased with the fees on the date they were deferred. This is a "phantom" arrangement and no common shares are actually purchased or held for any director's account. However, dividends on phantom shares are created to participating directors' accounts, and the value of a participating director's common stock account fluctuates with changes in the market value of the Company's common stock. As of December 31, 1997, the following directors had phantom shares credited to their common stock accounts in this plan: Mr. Bonsignore 3,103 shares; Mr. Dasburg 1,435 shares; Mr. Grieve 12,457 shares; Mr. Hodgson 181; Mr. MacLaury 138 shares; Mr. Nelson 964 shares; and Dr. Pampusch 961 shares. These phantom shares are not included in the above amounts.

(6) Under the Company's Savings Plus Preferred Stock Ownership Plan (PSOP), the following number of Series B convertible preferred shares have been allocated to the PSOP accounts of the following executive officers: Mr. Leatherdale 203 shares; Mr. Thiele 335 shares; Mr. Liska 42 shares; Mr. Pabst 191 shares; Mr. Duffy 263 shares; and all executive officers as a group 3,873 shares. Each share of Series B preferred stock is convertible into and votes as if it were four shares of the Company's common stock. These shares, as if converted to common stock, are included in the totals shown for each executive officer and for all executive officers as a group. Employees (including executive officers) have sole voting power and no investment power over shares allocated to their PSOP accounts.

SHAREHOLDER PROPOSALS--1999 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at the Company's Annual Meeting of Shareholders scheduled to be held on May 4, 1999, the proposal should be mailed by Certified Mail-Return Receipt Requested to the Company's corporate secretary, 385 Washington Street, St. Paul, MN 55102. A proposal must be received by the Company by November 23, 1998 in order to be considered for inclusion in the Company's 1999 Annual Meeting Proxy Statement and form of proxy to be mailed in March of 1999.

OTHER BUSINESS

The Board of Directors does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

     [SIGNATURE]

Sandra U. Wiese        St. Paul, Minnesota
Corporate Secretary         March 19, 1998
By Authority of the
Board of Directors

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST ADDRESSED TO:
                                   SANDRA U. WIESE
                                     CORPORATE SECRETARY
                                     THE ST. PAUL COMPANIES, INC.
                                     385 WASHINGTON STREET
                                     ST. PAUL, MN 55102

[LOGO]

[BACKGROUND OF BACK COVER CONTAINS
 THE WORD "STRENGTH" WRITTEN
 IN LARGE BLOCK LETTERS FILLING
 THE PAGE LEFT TO RIGHT
 AND TOP TO BOTTOM]





The St. Paul Companies, Inc.
385 Washington Street
Saint Paul, MN 55102
Telephone (612) 310-7911

http://www.stpaul.com








70732 Rev. 3/98 Printed in U.S.A.

                            THE ST. PAUL COMPANIES, INC.
                           1999 GLOBAL STOCK OPTION PLAN


1. PURPOSE. The purposes of The St. Paul Companies, Inc. 1999 Global Stock Option Plan are (i) to promote the interests of The St. Paul Companies, Inc. and its shareholders by attracting and retaining quality Employees, (ii) to provide such Employees with incentive-based compensation in the form of Company stock based upon the Company's sustained financial performance, supplemental to any other compensation or benefit plans, (iii) to give substantially all Employees a stake in the Company's growth and success by focusing them on the performance of company stock and linking them to all Employees worldwide, and (iv) to create a culture of ownership and excellence among all Employees worldwide.

2. DEFINITIONS. Wherever used herein, the following terms shall have the respective meanings set forth below:

     (a) "AWARD" means a grant of an Option or stock appreciation right ("SAR") made in accordance with the terms of the Plan.

     (b)    "BOARD" means the Board of Directors of the Company.

     (c) "COMMITTEE" means the Personnel and Compensation Committee of the Board, or a subcommittee of that committee.

     (d) "COMMON STOCK" means the common stock, without par value, of the Company.

     (e) "COMPANY" means The St. Paul Companies, Inc., a Minnesota corporation.

     (f) "EMPLOYEE" means a regular employee of the Company or its subsidiaries who is treated as an employee in the personnel records of the Company for the relevant period and shall exclude individuals classified as leased from a third party, classified as independent contractors, or classified by the Company as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise.

     (g) "GRANT DATE" means the date selected by the Committee from time to time, upon which Awards are granted to Participants pursuant to this Plan.

     (h) "OPTION" means an option to purchase shares of the Common Stock as described in Section 7 of the Plan.

     (i) "PARTICIPANT" means an Employee of the Company or its subsidiaries who is selected by the Committee to receive an Award granted under the Plan. An employee participating in the Company's 1994 Stock Incentive Plan or the St. Paul Holdings Share Option Scheme shall not be a Participant.

     (j) "PLAN" means The St. Paul Companies, Inc. 1999 Global Stock Option Plan, as set forth herein and as amended from time to time.

     (k) "RETIREMENT" means an Employee's termination of employment with the Company at age 55 or later under the applicable retirement policy of the Company or Subsidiary.

     (l) "SAR" means a stock appreciation right with respect to shares of the Common Stock as described in Section 8 of the Plan.

     (m) "SUBSIDIARY" means any corporation of which the Company owns, directly or indirectly, fifty percent or more of the voting stock.

     3.     SHARES SUBJECT TO THE PLAN.  Subject to adjustment as provided in
Section 14, the number of shares of Common Stock which shall be available and reserved for the grant of Awards under the Plan shall not exceed 1,100,000 (or 2,200,000 if the stock split is effected). The shares of Common Stock issued under the Plan may come from authorized and unissued shares. Shares of Common Stock subject to an Award that expires unexercised, that is forfeited, terminated or canceled, in whole or in part, shall thereafter again be available for grant under the Plan, except as otherwise provided by the Committee.

     4. ADMINISTRATION. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee.

     Subject to the provisions of the Plan, the Committee shall (i) select the Participants, determine the type of Awards to be made to Participants, determine the shares subject to Awards, and (ii) have the power, authority, and sole discretion to construe, interpret and administer the Plan, to establish, amend and rescind any rules and regulations in order to administer and carry out the provisions and purposes of the Plan, to determine the terms and provisions of any agreements entered into thereunder, and to make all other determinations necessary or advisable for the administration of the Plan including, without limitation, factual determinations. The Committee may correct any defect, supply and omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in construing, interpreting and administering the Plan, as described herein, shall be final and conclusive, and binding on all parties. The Committee may designate persons other that members of the Committee to carry out such responsibilities of the Committee under the plan as it may deem appropriate.

     5. ELIGIBILITY. The Committee shall select from time to time as Employees of the Company or its subsidiaries to participate in the Plan. No Employee shall have at any time the right (i) to be selected as a Participant, (ii) to be entitled to an Award, or
(iii) having been selected for an Award, to receive any further Awards.

     6. AWARDS. Awards under the Plan may consist of options (nonstatutory stock options) or SARs. The Committee shall determine, for each Grant Date, the Award to be granted to each Participant. The Committee may make such determination based on the compensation of the Employee, based on achievement of return on equity performance targets, or based on such other factors as the Committee deems appropriate. The Award shall be subject to such terms and conditions as the Committee may determine. No participant may be granted awards of stock options or SAR's for more than fifteen thousand (thirty thousand if the stock split is effected) shares of common stock during the term of the Plan, subject to adjustment provided for in
Section 14.

     7.     STOCK OPTIONS.

     (a) OPTION PRICE. The Committee shall establish the Option price at the time each Option is granted, which price shall not be less than the closing price of a share of the Common Stock on the New York Stock Exchange on the Grant Date, or the fair market value of a share of the Common Stock if it is not so listed, as determined by the Committee.

     (b) EXPIRATION DATE OF OPTION. Stock Options shall be exercisable for such period as specified by the Committee, but in no event may Options become exercisable less than three years after the Grant Date (except in the case of a Change of Control) or be exercisable for a period of more than ten (10) years after their Grant Date.

     (c) VESTING DATE OF OPTION. The Option shall become exercisable on the first anniversary of the Grant Date or as otherwise determined by the Committee.

     (d) EXERCISE OF OPTION. The Committee shall establish procedures governing the exercise of Options, which may include procedures restricting the frequency of exercise. In general, subject to such specific provisions, a Participant shall exercise an Option as follows:

               (i) The Participant shall submit an Option exercise request to the broker or recordkeeper designated by the Committee specifying the Option and number of shares being exercised. The Committee may prescribe electronic, voice or other means of submission of such request. The exercise request shall also specify which of the following types of exercise the Participant is making:

                      (1)     A regular Option exercise.

                      (2) An Option exercise and sale of all shares being purchased through the Option exercise.

                      (3) An Option exercise and sale of sufficient shares to cover the Option Price (and applicable withholding taxes and transaction fees) of the shares being purchased through the Option exercise, with the remainder of the shares to be issued to the Participant.

               (ii) If the Participant requests a regular Option exercise, the Participant shall deliver the full Option price in cash (together with an amount to pay applicable withholding taxes) to the broker or recordkeeper designated by the Committee at the time of exercise.

               (iii) If the Participant requests an Option exercise and sale of shares, the broker or recordkeeper designated by the Committee shall sell the applicable number of shares as soon as practical following receipt of such request and, upon settlement of the trade, transfer to the Company an amount equal to the Option price for the shares being purchased through the Option exercise. As soon as practical thereafter, the proceeds from the sale or the shares of Common Stock (less applicable withholding taxes and transaction fees) shall be delivered to the Participant.

     (e) TERMINATION OF STOCK OPTION. Each option and any related rights shall terminate:

            If the Participant is then living, at the earliest of the following times:

                    (i)       ten (10) years after the Grant Date of the Option;

                    (ii) three (3) years after termination of employment because of retirement;

                    (iii) ninety (90) days after termination of employment other than termination because of retirement or through discharge for cause, provided, however, that if any Option is not fully exercisable at the time of such termination of employment, such Option shall expire on the date of such termination of employment to the extent not then exercisable;

                    (iv) immediately upon termination of employment through discharge for cause; or

                    (v) any other time set forth in the agreement describing and setting the terms of the Award, which time shall not exceed ten (10) years after the Grant Date.

            If the Participant dies while employed by the Company or any subsidiary, or if no longer so employed dies prior to termination of the entire Option under Section

            7(e)(ii) or (iii) hereof, the Participant's Options and rights shall terminate one (1) year after the date of death, but subject to earlier termination pursuant to Section 7(e)(i) or (v).
            However, notwithstanding the provisions of Section 7(e)(v), to the extent an Option is exercisable on the date of the Participant's death, it shall remain exercisable until the earlier of one hundred eighty (180) days following the date of death or ten (10) years after the Grant Date. To the extent an Option is exercisable after the death of the Participant, it may be exercised by the Participant's estate.

            Neither the Company nor the Committee shall have any obligation to notify a Participant of the expiration of an Award.

     (f) RIGHTS AS SHAREHOLDER. A Participant shall have none of the rights of a shareholder with respect to shares of Common Stock covered by any Award until the Participant becomes the record holder of such shares as determined by the records of the Company's transfer agent.

     8.     NON-U.S. EMPLOYEES.

     (a) APPLICABILITY. This section 8 shall apply to each Employee who is not based in the United States.

     (b) SCHEDULE OF COUNTRIES WHERE AWARDS ARE FEASIBLE. The Committee shall determine, in its sole discretion, whether it is feasible under local law, custom and practice to grant Awards under the Plan to Employees described in Section 8(a) in each country outside the United States on each Grant Date. The Committee shall approve a schedule specifying by country whether an Option or SAR is to be granted under this Section. The schedule may differentiate among classes of Employees (including international assignees) and locations within a country.

     (c) TERMS OF OPTION AND SAR. If the Committee has determined on the schedule described in Section 8(b) that it is feasible to grant an Option or SAR at a location for a Grant Date, each Employee under this Section specified in the schedule shall be granted an Option or SAR, as applicable, on such Grant Date. Each such Option shall be granted under and shall be subject to the terms in Section 7, except for such modifications or additional terms and conditions as the Committee deems appropriate under Section 8(e). Each SAR shall be subject to Section 8(d).

     (d) STOCK APPRECIATION RIGHTS. An SAR shall entitle the Participant to receive an amount equal to the increase of the fair market value of one (1) share of Common Stock on the date of exercise over the fair market value of one (1) share of Common Stock on the Grant Date of the SAR. SARs may be settled in cash, Common Stock, or a combination of cash and Common Stock as determined by the Committee. Each SAR shall be subject to Section 7 as though the reference to the term "Option" in such section were a reference to the term "SAR," except for such modifications or additional terms and conditions as the Committee deems appropriate under Section 7(e). The Participant shall exercise an SAR by submitting an SAR exercise request to the broker or recordkeeper designated by the Committee in the same manner as a request for an Option exercise and sale of all shares being exercised.

     (e) SPECIAL TERMS. In order to facilitate the making of any Award under Section 8, the Committee may provide for such modifications and additional terms and conditions ("special terms") in Awards to Participants who are employed by the Company outside the United States (or who are foreign nationals temporarily within the United States) as the Committee may consider necessary or appropriate to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The special terms may provide that the grant of an Award to subject to (a) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (b) the execution by the Participant of a written instrument in the form specified by the Committee, and that in the event such conditions are not satisfied, the grant shall be void. The special terms may also provide that an Award shall become exercisable if an Employee's employment with the Company ends as a result of workforce reduction, realignment or similar measure and the Committee may designate a person or persons to make such determination for a location. The Committee may adopt or approve sub-plans, appendices or supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for purposes of implementing any special terms, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Board.

     (f) NO ACQUIRED RIGHTS. No individual in any country shall have any right to receive an Award, except as expressly provided for under the Plan. All Awards made at any time are subject to the prior approval of the Committee.

     9. AWARD DOCUMENTATION. Each Award under the Plan shall be evidenced by an agreement or certificate setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan.


     10. CHANGE OF CONTROL. In the event of a Change of Control, as hereinafter defined, (i) all Rights shall become exercisable in full, and (ii) subject to any limitations set forth in agreements documenting any stock option Awards, all stock options shall become immediately exercisable in full. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

"CHANGE OF CONTROL" means a change of control of the Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on May 5, 1998, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as (a) any "person" within the meaning of Section 14(d) of the Securities Exchange Act of 1934, other than the Company, a subsidiary or any employee benefit plan(s) sponsored by the Company or any subsidiary is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, or fifty percent (50%) or more of the Common Stock; or (b) individuals who constitute the Board on May 5,1998 cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to May 5,1998, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three quarters of the directors comprising the Board on May 5, 1998 (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (b), considered as through such person were a member of the Board on May 5, 1998.

     11. WITHHOLDING. The Company and its subsidiaries shall have the right to deduct from any payment to be made pursuant to the Plan, or to require prior to the issuance or delivery or any shares of Common Stock or the payment of cash under the Plan, any taxes required by law (whether federal, state, local or foreign) to be withheld therefrom. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of Common Stock whose fair market value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

     12. NONTRANSFERABILITY. No amount payable or other right under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person, except by will or the laws of descent and distribution, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, or any such right shall be void.

     13. NO RIGHT TO EMPLOYMENT. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continue in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant without any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

     14. ADJUSTMENT OF AND CHANGES IN COMMON STOCK. In the event of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other change in the corporate structure or shares of stock of the Company, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards. Any determination by the Committee under this Section 14 shall be binding on all Participants and as to all Awards hereunder.

     15. AMENDMENT. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment, suspension or termination may adversely affect any outstanding Award without the consent of the Participant to whom such Award was made.

     16.    ENTIRE PLAN.  This document is a complete statement of the Plan.
As of its effective date this document supersedes all prior plans, representations and proposals, written or oral, relating to its subject matter. The Company shall not be bound by or liable to any person for any representation, promise or inducement made by any employee or agent of it which is not embodied in this document or in any authorized written amendment to the Plan.

     17. GOVERNING LAW. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Minnesota.

     18. EFFECTIVE DATE. The Plan shall be effective as of January 1, 1999. Subject to earlier termination pursuant to Section 15, the Plan shall have a term of ten (10) years from its effective date.

                            THE ST. PAUL COMPANIES, INC.
                   AMENDED AND RESTATED 1994 STOCK INCENTIVE PLAN


     1. PURPOSE. The purposes of The St. Paul Companies, Inc. 1994 Stock Incentive Plan (the "Plan") are (i) to promote the interests of The St. Paul Companies, Inc. (the "Company") and its shareholders by attracting and retaining key officers and Non-Employee Directors of the Company and its subsidiaries upon whom major responsibilities rest for the successful administration and management of the Company's business, (ii) to provide such officers and Non-Employee Directors with incentive-based compensation in the form of Company stock, which is supplemental to any other compensation or benefit plans, based upon the Company's sustained financial performance, (iii) to encourage decision making based upon long-term goals and (iv) to align the interest of such officers and Non-Employee Directors with that of the Company's shareholders by encouraging them to acquire a greater ownership position in the Company.

     2. DEFINITIONS. Wherever used herein, the following terms shall have the respective meanings set forth below:

     "Award" means an award to a Participant made in accordance with the terms of the Plan.

     "Board" means the Board of Directors of the Company.

     "Committee" means the Personnel and Compensation Committee of the Board, or a subcommittee of that committee.

     "Common Stock" means the common stock of the Company.

     "Disinterested Person" means "disinterested person" as defined in Rule 16b-3 of the Securities and Exchange Commission, as amended from time to time, and, generally, means any member of the Board who is not at the time of acting on a matter, and within the previous year has not been, an officer of the Company or a subsidiary.

     "Participant" means an employee of the Company or its subsidiaries who is selected by the Committee to participate in the Plan or a Non-Employee Director who is granted options under the provisions of Section 20 and/or Section 21 of the Plan.

     3.    SHARES SUBJECT TO THE PLAN.  Subject to adjustment as provided in
Section 16, the number of shares of Common Stock which shall be available and reserved for the grant of Awards under the Plan shall not exceed four million (4,000,000) (or eight million (8,000,000) if the Board and the shareholders, at their May 5, 1998 meeting, approve the two-for-one stock split described in the proxy statement for the May 5, 1998 annual meeting of the shareholders of the Company (the "Stock

Split")). Subject to the approval of this Plan as herein amended by the shareholders at the 1998 Annual Meeting, the number of shares of Common Stock available and reserved for grants of Awards under the Plan will be increased to five million eight hundred thousand (5,800,000) shares (or eleven million six hundred thousand (11,600,000) shares if the Stock Split is approved). The shares of Common Stock issued under the Plan will come from authorized and unissued shares. Shares of Common Stock subject to an Award that expires unexercised, that is forfeited, terminated or canceled, in whole or in part, shall thereafter again be available for grant under the Plan. No more than twenty per cent (20%) of all shares subject to the Plan may be granted to Participants as restricted stock.

     4. ADMINISTRATION. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee.

     Subject to the provisions of the Plan and except where inconsistent with the provisions of Section 20, 21 and 22 of the Plan, the Committee shall (i) select the Participants, determine the type of Awards to be made to Participants, determine the shares subject to Awards, and (ii) have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the administration of the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

     5. ELIGIBILITY. Non-Employee Directors shall become Participants under the provisions of Section 20 of the Plan and may become Participants under
Section 21 of the Plan. In addition, the Committee shall select from time to time as Participants in the Plan such officers of the Company or its subsidiaries who are responsible for the management of the Company or a subsidiary or who are expected to contribute in a substantial measure to the successful performance of the Company. No employee shall have at any time the right (i) to be selected as a Participant, (ii) to be entitled to an Award, or
(iii) having been selected for an Award, to receive any further Awards.

     6. AWARDS. Awards under the Plan may consist of: stock options (either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonstatutory stock options), Rights and restricted stock. Awards of restricted stock may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions).

     7.    STOCK OPTIONS.    The Committee shall establish the option price at
the time each stock option is granted, which price shall not be less than the closing price of a share of the Common Stock on the New York Stock Exchange on the date of grant, or the fair market value of a share of the Common Stock if it is not so listed, as determined by the Committee. Stock options shall be exercisable for such period as specified by the Committee, but in no event may options become exercisable less than one year after the date of grant (except in the case of a Change of Control) or be exercisable for a period of more than ten (10) years after their date of grant. The option price of each share as to which a stock option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash (including check, bank draft or money order), by tender of shares of Common Stock owned by the Participant valued at fair market value as of the date of exercise, subject to such guidelines for the tender of Common Stock as the Committee may establish, in such other consideration as the Committee deems appropriate, or by a combination of cash, shares of Common Stock
and such other consideration.   No Participant may be granted Awards of stock
options with respect to more than eight hundred thousand (800,000) shares (one million six hundred thousand (1,600,000) shares if the Stock Split is approved) of Common Stock during the term of the Plan, subject to adjustment as provided in Section 16.

     8.    STOCK APPRECIATION RIGHTS.    Stock appreciation, or similar rights
(each a "Right") may be granted either concurrently with or subsequent to the
date of grant of the related stock option.   A Right shall entitle the
Participant to receive from the Company an amount equal to the increase of the fair market value of one (1) share of Common Stock on the date of exercise of the Right over the fair market value of one (1) share of Common Stock on the date of grant. The Committee shall determine in its sole discretion whether the Right shall be settled in cash, Common Stock or a combination of cash and Common Stock. In no event may Rights with respect to more than eight hundred thousand (800,000) shares (one million six hundred thousand (1,600,000) shares if the Stock Split is approved) of Common Stock in the aggregate be granted to any Participant during the term of the Plan, subject to adjustment as provided in
Section 16.

     9. TERMINATION OF STOCK OPTIONS AND RIGHTS. Each option and any related Rights shall terminate:

     If the Participant is then living, at the earliest of the following times:

     (i)   ten (10) years after the date of grant of the option;

     (ii) three (3) years after termination of employment because of retirement;

     (iii) one (1) month after termination of employment other than termination because of retirement or through discharge for cause provided, however, that if any option is not fully exercisable at the time of such termination of employment, such option shall expire on the date of such termination of employment to the extent not then exercisable;

     (iv) immediately upon termination of employment through discharge for cause; or

     (v) any other time set forth in the agreement describing and setting the terms of the Award, which time shall not exceed ten (10) years after the date of grant.

     If the Participant dies while employed by the Company or any subsidiary, or if no longer so employed dies prior to termination of the entire option under Section 9 (ii) or (iii) hereof, the Participant's options and Rights shall terminate one (1) year after the date of death, but subject to earlier termination pursuant to Section 9 (i) or (v). However, notwithstanding the provisions of Section 9 (v), to the extent an option is exercisable on the date of the Participant's death, it shall remain exercisable until the earlier of one hundred eighty (180) days following the date of death or ten (10) years after the date of grant. To the extent an option is exercisable after the death of the Participant, it may be exercised by the person or persons to whom the Participant's rights under the agreement have passed by will or by the applicable laws of descent and distribution.

     10.   RESTRICTED STOCK.    Restricted stock may be granted in the form of
actual shares of Common Stock which shall be evidenced by a certificate registered in the name of the Participant but held by the Company until the end of the restricted period. Any employment conditions, performance conditions and the length of the period for vesting of restricted stock shall be established by the Committee in its discretion. In no event will Awards of restricted stock to any one Participant total more than one hundred thousand (100,000) shares (two hundred thousand (200,000) shares if the Stock Split is approved) of Common Stock during the term of the Plan, subject to adjustment as provided in Section
16. Any performance conditions applied to any Award of restricted stock may include earnings per share, net income, operating income, total shareholder return, market share, return on equity, achievement of profit or revenue targets by a business unit, or any combination thereof. No Award of restricted stock may vest earlier than one year from the date of grant (except in the case of a Change of Control).

     11.   AGREEMENTS.    Each Award under the Plan shall be evidenced by an
agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan.

     12.   CHANGE OF CONTROL.    In the event of a Change of Control, as
hereinafter defined, (i) all Rights shall become exercisable in full, (ii) the restrictions applicable to all shares of restricted stock shall lapse and such shares shall be deemed fully vested; and (iii) subject to any limitations set forth in agreements documenting any stock option Awards, all stock options shall become immediately exercisable in full. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

     "Change of Control" means a change of control of the Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on May 3, 1994, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as (a) any "person" within the meaning of Section 14(d) of the Securities Exchange Act of 1934, other than the Company, a subsidiary or any employee benefit plan(s) sponsored by the Company or any subsidiary is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of fifty per cent (50%) or more of the Common Stock; or (b) individuals who constitute the Board on May 3, 1994, cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to May 3, 1994, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three quarters of the directors comprising the Board on May 3, 1994 (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (b), considered as though such person were a member of the Board on May 3, 1994.

     13.   WITHHOLDING.    The Company and its subsidiaries shall have the
right to deduct from any payment to be made pursuant to the Plan, or to require prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan, any taxes required by law (whether federal, state, local or foreign) to be withheld therefrom. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of Common Stock whose fair market value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

     14.   NONTRANSFERABILITY.    No amount payable or other right under the
Plan shall be subject in any manner to alienation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person, except by will or the laws of descent and distribution, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, or any such right shall be void.

     15.   NO RIGHT TO EMPLOYMENT.    No person shall have any claim or right
to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continue in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant without any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

     16.   ADJUSTMENT OF AND CHANGES IN COMMON STOCK.    In the event of any
stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other change in the corporate structure or shares of stock of the Company, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards.

     17.   AMENDMENT.    The Board may amend, suspend or terminate the Plan or
any portion thereof at any time, provided that (i) no amendment shall be made without stockholder approval if such approval is necessary in order for the Plan to continue to comply with Rule 16b-3 under the Securities Exchange Act of 1934 and (ii) no amendment, suspension or termination may adversely affect any outstanding Award without the consent of the Participant to whom such Award was made.

     18.   GOVERNING LAW.    The Plan shall be construed and its provisions
enforced and administered in accordance with the laws of the State of Minnesota.

     19.   EFFECTIVE DATE.    The Plan shall be effective as of May 4, 1994.
Subject to earlier termination pursuant to Section 17, the Plan shall have a term of ten (10) years from its effective date.

     20.   AUTOMATIC GRANT TO NON-EMPLOYEE DIRECTORS.    Commencing with the
first meeting of the Board in November 1994, each year on the date of the first meeting of the Board in November of each such year (a "November Board Meeting"), each Non-Employee Director who is a director on such date shall, without any Committee action, automatically be granted a stock option to purchase one thousand (1,000) shares of Common Stock. Commencing with the November 1997 Board Meeting, the number of shares for which stock options shall be automatically granted under this Section shall be increased to one thousand five hundred (1,500) or (three thousand (3,000) if the Stock Split is approved). The number of shares for which stock options shall automatically be granted at each November Board Meeting under this Section 20 shall be adjusted for changes in capitalization in manner described in
Section 16.

     21. DISCRETIONARY GRANT TO NON-EMPLOYEE DIRECTORS. The Board may, subsequent to the effective date of the Plan, permit Non-Employee Directors to choose to receive all or a portion of their basic annual retainer in the form of stock options valued in accordance with a method deemed appropriate by the Committee. Each such option shall be evidenced by and subject to the provisions of an agreement setting forth the terms described in Section 22 and such additional terms of the Plan as are not inconsistent with the terms of Section 22.


     22. NON-EMPLOYEE DIRECTOR OPTIONS. Options granted pursuant to Section 20 or 21 shall have an exercise price per share equal to 100% of the fair market value of one (1) share of Common Stock on the date the option is granted, shall become exercisable in full one (1) year after the date of grant, and shall remain exercisable until terminated in accordance with Section 9 of the Plan, provided that (i) Section 9(iii) shall be applied without regard to the words "or through discharge for cause," (ii) Sections 9(iv) and (v) shall not be applicable and (iii) references in Section 9 to "employment" and "termination of employment" shall, for the purposes of Sections 20 and 21, refer to "service as a director" and "termination of service as a director."

     Payment of the exercise price of the shares to be purchased under options granted under Section 20 and 21 must be made in cash only (including check, bank draft or money order) at the time of exercise of such option.

     The provisions of Sections 20 and 21 shall control with respect to options granted under either Section 20 or 21, respectively, over any other inconsistent provisions of the Plan. It is intended that the provisions of Sections 20 and 21 shall not cause the Non-Employee Directors to cease to be considered Disinterested Persons and, as a result, the provisions of Sections 20 and 21 shall be interpreted to be consistent with the foregoing intent.

     Non-Employee Directors may not be granted options under the Plan other than pursuant to the provisions of Section 20 and 21. No Rights may be granted to Non-Employee Directors.

                                FORM OF PROXY - FRONT

                            PRELIMINARY PROXY MATERIALS
                      CONFIDENTIAL--FOR USE OF COMMISSION ONLY
                           THE ST. PAUL COMPANIES, INC.
P
R                     FOR ANNUAL MEETING OF SHAREHOLDERS--MAY 5, 1998
O               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X
Y The undersigned hereby appoints Douglas W. Leatherdale and Bruce A. Backberg, or either one or both of them, with power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of The St. Paul Companies, Inc., a Minnesota corporation ("St. Paul"), to be held on May 5, 1998 at 2:00 P.M. (Central Daylight
     Time) at the office of St. Paul, 385 Washington Street, St. Paul, Minnesota, and any postponements or adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting as indicated in this proxy.

          Nominees for Directors:   Michael R. Bonsignore, John H. Dasburg,
          W. John Driscoll, Pierson M. Grieve, Thomas R. Hodgson, David G. John, William H. Kling, Douglas W. Leatherdale, Bruce K. MacLaury, Glen D. Nelson, Anita M. Pampusch, Gordon M. Sprenger and Patrick A. Thiele.



     (IN ADDITION TO THE SHARES HELD IN THE NAME OF THE SHAREHOLDERS(S), THE NUMBER OF SHARES SHOWN ON THE REVERSE SIDE HEREOF WILL INCLUDE ANY SHARES PURCHASED FOR THE SHAREHOLDERS(S) IN ST. PAUL'S DIVIDEND REINVESTMENT PLAN AND HELD BY FIRST CHICAGO TRUST COMPANY OF NEW YORK UNDER THE PLAN.)

                                                                     SEE REVERSE
                                                                         SIDE

                                     FORM OF PROXY - BACK




/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.


THE PROXIES ARE INSTRUCTED TO VOTE MY SHARES AS FOLLOWS: SHARES WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT, FOR THE PROPOSALS DESCRIBED IN THE PROXY STATEMENT (DESIGNATED AS PROPOSALS 2-5) AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.


                                                               FOR    WITHHELD

1. Election of 13 DIRECTORS (see reverse)                      /  /     /  /

For, except vote withheld from the following nominee(s):

________________________________________________________

                                                           FOR  AGAINST  ABSTAIN

2. Proposal to ratify the selection of KMPG Peat          /  /    /  /     /  /
   Marwick LLP (or its successor) as the independent auditors of St. Paul.

3. Proposal to amend Article III of the Restated          /  /    /  /     /  /
   Articles of Incorporation of St. Paul to increase the number of authorized shares of St. Paul Common
   Stock from two hundred forty million to four hundred eighty million.

4. Proposal to approve St. Paul's Global Stock Option     /  /    /  /     /  /
   Plan.


5. Proposal to approve St. Paul's Amended and Restated    /  /    /  /     /  /
   1994 Stock Incentive Plan.


6. To vote with discretionary authority upon such other   /  /    /  /     /  /
   matters as they may come before the meeting.


The undersigned hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement, both dated March 19, 1998, and also of the annual report to the shareholders for the year ended December 31, 1997.

SIGNATURE(S)______________________________________  DATED:_____________1998
Note:  Please sign name(s) exactly as registered.